                                                       EXHIBIT 2







                   AGREEMENT AND PLAN OF MERGER

                          By and Between

                   Charter One Financial, Inc.

                               And

                  FirstFed Michigan Corporation



                    Dated as of May 30, 1995


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                        TABLE OF CONTENTS

- -------------------------------------------------------------------


 Article I - The Merger and Related Matters . . . . . . . .  3
  1.1  Merger; Surviving Corporation
        and Institution . . . . . . . . . . . . . . . . . .  3
  1.2  Effective Time of the Merger . . . . . . . . . . . .  3
  1.3  Conversion of Shares . . . . . . . . . . . . . . . .  4
  1.4  Surviving Corporation in
        the Company Merger. . . . . . . . . . . . . . . . .  5
  1.5  Authorization for Issuance of Charter
        Common Stock; Exchange of Certificates. . . . . . .  6
  1.6  No Fractional Shares . . . . . . . . . . . . . . . .  8
  1.7  Stockholders' Meetings . . . . . . . . . . . . . . .  8
  1.8  FirstFed Stock Options . . . . . . . . . . . . . . . 10
  1.9  Registration Statement;
        Prospectus/Joint Proxy Statement. . . . . . . . . . 11
  1.10 Cooperation; Regulatory Approvals. . . . . . . . . . 13
  1.11 Closing. . . . . . . . . . . . . . . . . . . . . . . 14
  1.12 Closing of Transfer Books. . . . . . . . . . . . . . 14
  1.13 Bank Merger. . . . . . . . . . . . . . . . . . . . . 14

Article II - Representations and Warranties . . . . . . . . 15
  2.1  Organization, Good Standing, Authority,
        Insurance, Etc. . . . . . . . . . . . . . . . . . . 15
  2.2  Capitalization . . . . . . . . . . . . . . . . . . . 16
  2.3  Ownership of Subsidiaries. . . . . . . . . . . . . . 16
  2.4  Financial Statements and Reports . . . . . . . . . . 17
  2.5  Absence of Changes . . . . . . . . . . . . . . . . . 18
  2.6  Prospectus/Joint Proxy Statement . . . . . . . . . . 18
  2.7  No Broker's or Finder's Fees . . . . . . . . . . . . 19
  2.8  Litigation and Other Proceedings . . . . . . . . . . 19
  2.9  Compliance with Law. . . . . . . . . . . . . . . . . 19
  2.10 Corporate Actions. . . . . . . . . . . . . . . . . . 20
  2.11 Authority. . . . . . . . . . . . . . . . . . . . . . 21
  2.12 Employment Arrangements. . . . . . . . . . . . . . . 22
  2.13 Employee Benefits. . . . . . . . . . . . . . . . . . 22
  2.14 Information Furnished. . . . . . . . . . . . . . . . 24
  2.15 Property and Assets. . . . . . . . . . . . . . . . . 24
  2.16 Agreements and Instruments . . . . . . . . . . . . . 24
  2.17 Material Contract Defaults . . . . . . . . . . . . . 25
  2.18 Tax Matters. . . . . . . . . . . . . . . . . . . . . 25
  2.19 Environmental Matters. . . . . . . . . . . . . . . . 26
  2.20 Loan Portfolio; Portfolio Management . . . . . . . . 26
  2.21 Real Estate Loans and Investments. . . . . . . . . . 27
  2.22 Derivatives Contracts. . . . . . . . . . . . . . . . 27
  2.23 Exceptions to Representations
        and Warranties. . . . . . . . . . . . . . . . . . . 27



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Article III - Covenants . . . . . . . . . . . . . . . . . . 28
  3.1  Investigations; Access and Copies. . . . . . . . . . 28
  3.2  Conduct of Business. . . . . . . . . . . . . . . . . 29
  3.3  No Solicitation. . . . . . . . . . . . . . . . . . . 32
  3.4  Stockholder Approvals. . . . . . . . . . . . . . . . 33
  3.5  Accountants' Letters . . . . . . . . . . . . . . . . 33
  3.6  Resale Letter Agreements;
        Accounting and Tax Treatment. . . . . . . . . . . . 34
  3.7  Publicity. . . . . . . . . . . . . . . . . . . . . . 34
  3.8  Cooperation Generally. . . . . . . . . . . . . . . . 34
  3.9  Additional Financial Statements and Reports. . . . . 34
  3.10 Dividend Adjustment. . . . . . . . . . . . . . . . . 35
  3.11 Stock Exchange Listing . . . . . . . . . . . . . . . 35
  3.12 Certificate of Incorporation . . . . . . . . . . . . 35
  3.13 Employee Benefits and Agreement. . . . . . . . . . . 35
  3.14 Conforming Adjustments . . . . . . . . . . . . . . . 40
  3.15 Amendments to Charter Rights Agreement . . . . . . . 41

Article IV - Conditions of the Merger;
 Termination of Agreement . . . . . . . . . . . . . . . . . 41
  4.1  General Conditions . . . . . . . . . . . . . . . . . 41
  4.2  Conditions to Obligations of Charter . . . . . . . . 43
  4.3  Conditions to Obligations of FirstFed. . . . . . . . 44
  4.4  Termination of Agreement and
        Abandonment of Merger . . . . . . . . . . . . . . . 45

Article V - Termination of Obligations;
 Payment of Expenses. . . . . . . . . . . . . . . . . . . . 47
  5.1  Termination; Lack of Survival of
        Representations and Warranties. . . . . . . . . . . 47
  5.2  Payment of Expenses. . . . . . . . . . . . . . . . . 47

Article VI - Certain Post-Merger Agreements . . . . . . . . 48
  6.1  Registration of Stock Underlying Stock Options . . . 48
  6.2  Reports to the SEC . . . . . . . . . . . . . . . . . 48
  6.3  Indemnification. . . . . . . . . . . . . . . . . . . 48
  6.4  Directors, Executive Officers and Committees
         of Surviving Corporation . . . . . . . . . . . . . 50
  6.5  Directors, Executive Officers and Committees
         of Charter Bank. . . . . . . . . . . . . . . . . . 53
  6.6 Publication of Combined Financial Results . . . . . . 54
  6.7 Registration Rights . . . . . . . . . . . . . . . . . 54

Article VII - General . . . . . . . . . . . . . . . . . . . 55
  7.1  Amendments . . . . . . . . . . . . . . . . . . . . . 55
  7.2  Confidentiality. . . . . . . . . . . . . . . . . . . 56
  7.3  Governing Law. . . . . . . . . . . . . . . . . . . . 56
  7.4  Notices. . . . . . . . . . . . . . . . . . . . . . . 56
  7.5  No Assignment. . . . . . . . . . . . . . . . . . . . 57
  7.6  Headings . . . . . . . . . . . . . . . . . . . . . . 57
  7.7  Counterparts . . . . . . . . . . . . . . . . . . . . 57
  7.8  Construction and Interpretation. . . . . . . . . . . 57
  7.9  Entire Agreement . . . . . . . . . . . . . . . . . . 57
  7.10 Severability . . . . . . . . . . . . . . . . . . . . 57


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  7.11 No Third Party Beneficiaries . . . . . . . . . . . . 58
  7.12 No Employment Solicitation . . . . . . . . . . . . . 58

Schedules:
  Schedule I     Disclosure Schedule for Charter
  Schedule II    Disclosure Schedule for FirstFed

Exhibits:
  Exhibit A           Charter Stock Option Agreement
  Exhibit B           FirstFed Stock Option Agreement
  Exhibit C           Form of Charter Voting Agreement
  Exhibit D           Form of FirstFed Voting Agreement
  Exhibit 1.1(a)      Bank Merger Agreement
  Exhibit 1.8(d)      List of Option Holders
  Exhibit 2.10(c)     Rights Amendment
  Exhibit 3.6(a)      Form of Charter Affiliate
                        Agreement
  Exhibit 3.6(b)      Form of FirstFed Affiliate
                        Agreement
  Exhibit 3.13(c)     Severance Policy
  Exhibit 3.13(g)     Form of Employment Agreement for
                        Mr. Harling
  Exhibit 4.2(a)      Form of Opinion of Counsel
                        for FirstFed
  Exhibit 4.3(a)      Form of Opinion of Counsel
                        for Charter

                  AGREEMENT AND PLAN OF MERGER


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     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of
May 30, 1995, by and among Charter One Financial, Inc., a Delaware corporation ("Charter") and FirstFed Michigan Corporation, a Michigan corporation ("FirstFed"). Each of Charter and FirstFed is sometimes individually referred to herein as a "party," and Charter and FirstFed are sometimes collectively referred to herein as the "parties."

                            RECITALS

     WHEREAS, Charter, a non-diversified, unitary savings and loan holding company, with principal offices in Cleveland, Ohio, owns all of the issued and outstanding capital stock of Charter One Bank, F.S.B., a federally chartered savings bank ("Charter Bank"), with principal offices in Cleveland, Ohio. As of the date hereof, Charter has 90 million authorized shares of common stock, par value $0.01 per share ("Charter Common Stock"), of which 22,520,551 shares are outstanding, and 10 million authorized shares of preferred stock, none of which is outstanding.

     WHEREAS, FirstFed, a non-diversified, unitary savings and loan holding company, with principal offices in Detroit, Michigan, owns all of the issued and outstanding capital stock of First Federal of Michigan, a federally chartered savings association ("FirstFed Bank"), with principal offices in Detroit, Michigan. As of the date hereof, FirstFed has 100 million authorized shares of common stock, par value $0.01 per share ("FirstFed Common Stock"), of which 18,714,442 shares are outstanding, and 40 million authorized shares of preferred stock, none of which is outstanding.

     WHEREAS, Charter and FirstFed desire to combine their respective holding companies through a tax-free, stock-for-stock merger so that the respective stockholders of Charter and FirstFed will have an equity ownership in the combined holding company.

     WHEREAS, neither the Board of Directors of Charter nor the Board of Directors of FirstFed seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals.

     WHEREAS, it is intended that to accomplish this result, FirstFed will be merged with and into Charter, with Charter as the surviving corporation. Such merger is referred to herein as the "Company Merger." Charter after the Company Merger is sometimes referred to herein as the "Surviving Corporation."

     WHEREAS, immediately following consummation of the Company
Merger, FirstFed Bank will be merged with and into Charter Bank,


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

with Charter Bank as the surviving savings institution. Such merger is referred to herein as the "Bank Merger." The Company
Merger and the Bank Merger are sometimes collectively referred to herein as the "Merger."

     WHEREAS, it is intended that (i) for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Internal Revenue Code and (ii) the Merger shall qualify for pooling of interests accounting treatment under generally accepted accounting principles.

     WHEREAS, as an inducement to and condition of Charter's willingness to enter into this Agreement and the Charter Stock Option Agreement, FirstFed will grant to Charter on the first business day next following the date of execution of this Agreement an option pursuant to the FirstFed Stock Option Agreement, and as an inducement to and condition of FirstFed's willingness to enter into this Agreement and the FirstFed Stock Option Agreement, Charter will grant to FirstFed on the first business day next following the date of execution of this Agreement an option pursuant to the Charter Stock Option Agreement. The Charter Stock Option Agreement and the FirstFed Stock Option Agreement are attached hereto as Exhibits A and B, respectively. References herein to the "Stock Option Agreement" shall refer in the case of Charter to the Charter Stock Option Agreement and in the case of FirstFed to the FirstFed Stock Option Agreement.

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, Charter and each of the directors of FirstFed, and FirstFed and each of the directors of Charter, have entered into voting agreements in the forms attached hereto as Exhibits C and D, respectively (the "Voting Agreements").

     WHEREAS, the Boards of Directors of Charter and FirstFed (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Charter and FirstFed, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of Charter and FirstFed, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                          ARTICLE I
               THE MERGER AND RELATED MATTERS

     1.1 Merger; Surviving Corporation and Institution. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Michigan Business Corporation Act ("MBCA"), the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Company Merger Effective Time (as hereinafter defined),
(i) FirstFed shall be merged with and into Charter pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of FirstFed shall cease, and (iii) Charter as the Surviving Corporation shall continue to be governed by the laws of the State of Delaware, and, (b) thereafter, at the Bank Merger Effective Time (as hereinafter defined) FirstFed Bank shall be merged with and into Charter Bank pursuant to the terms and conditions set forth herein and in the Bank Merger Agreement substantially in the form attached hereto as Exhibit 1.1(a). The Company Merger shall have the effects specified in the DGCL and the MBCA, Section 1.4(e) hereof and the Company Merger Agreement. Upon consummation of the Bank Merger, the separate existence of FirstFed Bank shall cease, and Charter Bank shall continue as the surviving institution of the Bank Merger. The name of Charter Bank, as the surviving institution of the Bank Merger, shall be "Charter One Bank, F.S.B." From and after the Bank Merger Effective Time, Charter Bank as the surviving institution of the Bank Merger shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Charter Bank and FirstFed Bank, all as more fully set forth in the Thrift Regulations, Section 1.13 hereof and the Bank Merger Agreement.

     1.2 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Article IV hereof has been satisfied or waived, Charter and FirstFed will file, or cause to be filed, certificates of merger with the appropriate authorities of Delaware and Michigan for the Company Merger and articles of combination with the OTS for the Bank Merger, which certificates of merger and articles of combination shall in each case be in the form required by and executed in accordance with the applicable provisions of law and the Thrift Regulations, respectively. The Company Merger shall become effective at the time and date which is the later of the time at which (i) the Delaware certificate of merger is filed with the appropriate authorities of Delaware and (ii) the Michigan certificate of merger is filed with the appropriate authorities of Michigan ("Company Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 hereof) and on the same day as the Closing if practicable, or at such other date and time as may be agreed to by the parties and specified in the certificates of merger in accordance with applicable law. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties

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shall cause the Company Merger to become effective before the Bank
Merger.

     1.3  Conversion of Shares.

          (a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Charter or FirstFed or the holders of shares of Charter or FirstFed Common
Stock:

               (i) Each outstanding share of FirstFed Common Stock issued and outstanding at the Company Merger Effective Time, except as provided in clause (a)(ii) of this Section and Section 1.6 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely 1.20 shares of Charter Common Stock (the "Conversion Ratio"), including the corresponding number of rights associated with the Charter Common Stock pursuant to the Rights Agreement, dated November 20, 1989, between Charter and The First National Bank of Boston as Rights Agent (the "Charter Rights Agreement"), (as amended as contemplated herein) and shall no longer be a share of FirstFed Common Stock.

               (ii) Any shares of FirstFed Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (as defined in Section 2.1 hereof) (other than in a fiduciary capacity) at the Company Merger Effective Time shall cease to exist, the certificates for such shares shall as promptly as practicable be cancelled, such shares shall not be converted into or represent any shares of Charter Common Stock, and no shares of capital stock of Charter shall be issued or exchanged therefor.

               (iii) Each share of Charter Common Stock issued and outstanding immediately before the Company Merger Effective Time shall remain an outstanding share of Common Stock of Charter as the Surviving Corporation.

               (iv) The holders of certificates representing shares of FirstFed Common Stock shall cease to have any rights as stockholders of FirstFed, except such rights, if any, as they may have pursuant to applicable law.

               (v) Subject to Section 3.2 herein, if the issued and outstanding shares of Charter or FirstFed Common Stock shall, during the period commencing on the date hereof and ending with the Company Merger Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of Charter or FirstFed, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Conversion Ratio.

     1.4  Surviving Corporation in the Company Merger.

          (a) The name of the Surviving Corporation in the Company Merger shall be "Charter One Financial, Inc.." The headquarters of the Surviving Corporation shall be located in Cleveland, Ohio.

          (b) The Restated Certificate of Incorporation of Charter as in effect at the Company Merger Effective Time shall as of the Company Merger Effective Time be amended as contemplated in Section 1.7(a) herein and the Restated Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of Charter as the Surviving Corporation until amended as provided therein or by law; provided, however, if the Charter stockholders shall fail to approve any of the amendments to Charter's Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein, then the Restated Certificate of Incorporation of Charter as the Surviving Corporation shall not include those amendments not so approved.

          (c) At the Company Merger Effective Time, the Bylaws of Charter, as then in effect shall be amended to conform to the agreements of the parties as reflected in Section 6.4 herein, and such Bylaws, as so amended shall be the Bylaws of Charter as the Surviving Corporation, until amended as provided therein or as otherwise permitted by the DGCL.

          (d) The directors and executive officers of Charter as the Surviving Corporation following the Company Merger shall be as provided in Section 6.4 herein until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of Section 6.4 of this Agreement, the Restated Certificate of Incorporation or the Bylaws of Charter as the Surviving Corporation.

          (e)  From and after the Company Merger Effective Time:

               (i) Charter as the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Charter and FirstFed, and all obligations belonging or due to each of Charter and FirstFed, all of which shall vest in Charter as the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Charter or FirstFed shall not revert or in any way be impaired by reason of the Company Merger.

               (ii) Charter as the Surviving Corporation will be liable for all the obligations of each of Charter and FirstFed.
Any claim existing, or action or proceeding pending, by or against Charter or FirstFed, may be prosecuted to judgement, with right of appeal, as if the Company Merger had not taken place, or Charter as the Surviving Corporation may be substituted in its place.

               (iii)  All the rights of creditors of each of
Charter and FirstFed will be preserved unimpaired, and all liens upon the property of Charter and FirstFed will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Time.

     1.5  Authorization for Issuance of Charter Common Stock;
Exchange of Certificates.

          (a) Charter shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to FirstFed's stockholders in accordance with this Article
I.

          (b) After the Company Merger Effective Time, holders of certificates theretofore representing outstanding shares of FirstFed Common Stock (other than as provided in Section 1.3(a)(ii) hereof), upon surrender of such certificates to an exchange agent appointed jointly by Charter and FirstFed on behalf of the Surviving Corporation (the "Exchange Agent"), shall be entitled to receive certificates for the number of whole shares of Charter Common Stock into which shares of FirstFed Common Stock theretofore evidenced by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 1.6 hereof. As soon as practicable after the Company Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each FirstFed stockholder of record at the Company Merger Effective Time whose FirstFed Common Stock shall have been converted into Charter Common Stock advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing FirstFed Common Stock in exchange for new certificates for Charter Common Stock. Upon surrender, each certificate representing FirstFed Common Stock shall be cancelled.

          (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, before the Company Merger Effective Time, represented FirstFed Common Stock (other than shares cancelled at the Company Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Charter Common Stock into which the shares of FirstFed Common Stock formerly represented thereby were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding certificates formerly representing FirstFed Common Stock are so surrendered, no dividend or distribution payable to holders of record of Charter Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Charter Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company


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

Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to
Section 1.6 hereof. After the Company Merger Effective Time, there shall be no further registration of transfers on the records of FirstFed of outstanding certificates formerly representing shares of FirstFed Common Stock and, if a certificate formerly representing such shares is presented to Charter as the Surviving Corporation, it shall be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Charter Common Stock and cash for fractional shares (if any), as herein provided. Following one year after the Company Merger Effective Time, the Exchange Agent shall return to Charter as the Surviving Corporation any certificates for Charter Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter shareholders of FirstFed shall look exclusively to Charter as the Surviving Corporation for shares of the Charter Common Stock and cash to which they are entitled hereunder.

          (d) All shares of Charter Common Stock and cash in lieu of any fractional share issued and paid upon the conversion of FirstFed Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such FirstFed Common Stock.

          (e) If any new certificate for Charter Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Charter Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate representing FirstFed Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Charter Common Stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that the Surviving Corporation or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, Charter, FirstFed, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Charter Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of FirstFed Common Stock; no dividend or distribution with respect to Charter Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Charter as the Surviving Corporation. In lieu of such fractional share interest, any holder of FirstFed Common Stock who would otherwise be entitled to a fractional share of Charter Common Stock will, upon surrender of his certificate or certificates representing FirstFed Common Stock outstanding immediately before the Company Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the closing price of Charter Common Stock on the trading day immediately prior to the Company Merger Effective Time. For the purposes of determining any such fractional share interests, all shares of FirstFed Common Stock owned by a FirstFed stockholder shall be combined so as to calculate the maximum number of whole shares of Surviving Corporation Common Stock issuable to such FirstFed stockholder.

     1.7  Stockholders' Meetings.

          (a) Charter shall, at the earliest practicable date, hold a meeting of its stockholders (the "Charter Stockholders' Meeting") to submit for stockholder approval this Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of Charter Common Stock entitled to vote shall be required for such approval. At the Charter Stockholders' Meeting Charter shall also submit for stockholder approval amendments to its Restated Certificate of Incorporation as follows:

               (i) an amendment to Article FOURTH, paragraph A, increasing (A) the number of authorized shares of all classes of stock to 200 million shares,
                    (B) the number of authorized shares of common stock to 180 million shares and (C) the number of authorized shares of preferred stock to 20 million shares;

               (ii) an amendment to Article FIFTH (A) deleting the
                    title thereof, deleting the first full
                    paragraph thereof and deleting paragraphs A, B, C, D and E thereof and relettering paragraphs F and G thereof as paragraphs A and B, and (B) revising clause (vi) of paragraph F (as relettered as paragraph (A)) to read as follows:

                         (vi)  "Related Person" shall mean any
                    Person (other than the Corporation,
                    Subsidiaries of the Corporation, pension, profit sharing, employee stock ownership or other employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any Subsidiary of the Corporation pursuant to the terms of such plans and trustees of or fiduciaries with respect to such plans acting in such capacity) that purports, or is deemed, to be the Beneficial Owner of twenty percent (20%) (but for purposes of Article TENTH such percentage shall be ten percent (10%)) or more of the issued and outstanding shares of Voting Stock of the Corporation without giving effect to the provisions of paragraph A of Article SIXTH. Notwithstanding the foregoing, except as used in Article TENTH, the term "Related Person" shall not include any Person acquiring Beneficial Ownership of shares of Voting Stock of the Corporation in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation if (i) the acquisition of Beneficial Ownership of such shares in excess of twenty percent (20%) of the issued and outstanding shares of Voting Stock of the Corporation was approved in advance by a majority of the Continuing Directors, or (ii) Beneficial Ownership of such excess shares was acquired at any time directly from the Corporation or a Subsidiary of the Corporation pursuant to an agreement with the Corporation or a Subsidiary of the Corporation.

              (iii) an amendment to Article SIXTH (A) deleting
                    paragraph F therein and (B) revising paragraph A therein by changing the term "ten percent
                    (10%)" to "twenty percent (20%)"; and

              (iv) an amendment to Article SEVENTH, paragraph A, to increase the maximum number of authorized directors to not more than 16 persons.

The votes to so amend Charter's Restated Certificate of Incorporation by the Charter stockholders shall be as required by the DGCL and the Restated Certificate of Incorporation (as may be applicable).

          (b) FirstFed shall, at the earliest practicable date, hold a meeting of its stockholders (the "FirstFed Stockholders' Meeting") to submit for stockholder approval this Agreement, the Company Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of FirstFed Common Stock entitled to vote shall be required for such approval.

     1.8  FirstFed Stock Options.

          (a) At the Company Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option (other than those referenced in paragraph (d) to this Section 1.8) under the stock option plans of FirstFed (the "FirstFed Option Plans") shall continue outstanding as an option to purchase, in place of the purchase of each share of FirstFed Common Stock, the number of shares (rounded up to the nearest whole share) of Charter Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of FirstFed Common Stock immediately before the Company Merger upon the same terms and conditions under the relevant option as were applicable immediately before the Company Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Charter Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately before such assumption and substitution. The Surviving Corporation shall take such actions as may be required to effectuate the foregoing. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code as to any stock option which is an "incentive stock option".

          (b) At all times after the Company Merger Effective Time, the Surviving Corporation shall reserve for issuance such number of shares of Charter Common Stock as necessary so as to permit the exercise of options granted under the FirstFed Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Charter shall make all filings required under federal and state securities laws no later than the Company Merger Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Company Merger Effective Time and Charter and the Surviving Corporation shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

          (c) Following the Company Merger Effective Time, in case of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Charter Common Stock or in case of any consolidation or merger of Charter as the Surviving Corporation with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Charter's assets, then, the rights of the optionees who then hold outstanding options under the

FirstFed Option Plans shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply following the Company Merger Effective Time to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

          (d) The holders of outstanding options under the FirstFed stock option plans who are listed (together with the number of outstanding non-vested options each such person holds) on
Exhibit 1.8(d) hereto shall, but only with respect to options not fully vested as of the Company Merger Effective Time and in lieu of the assumption of their non-vested options by Charter and notwithstanding that such option is not then exercisable, receive as of the Company Merger Effective Time in exchange for such non-vested options, and in cancellation of such option (to be reflected in a written agreement), the number of shares of Charter Common Stock (rounded up to the next whole share,) that have a value (based upon the closing price of the Charter Common Stock on the trading day immediately prior to the Company Merger Effective Time) equal to the fair value of such options. The fair value of such options shall be determined in good faith by Charter and FirstFed with the advice of a financial advisor, with experience in such valuations, selected by Charter and FirstFed.

     1.9  Registration Statement; Prospectus/Joint Proxy Statement.

          (a) For the purposes (i) of holding the Charter Stockholders' Meeting, (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Charter Common Stock to be issued to holders of FirstFed Common Stock in connection with the Merger and (iii) of holding the FirstFed Stockholders' Meeting, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the "Registration Statement"), including the Prospectus/Joint Proxy Statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (such Prospectus/Joint Proxy Statement, together with any and all amendments or supplements thereto, is referred to herein as the "Prospectus/Joint Proxy Statement").

          (b) Charter shall furnish such information concerning Charter and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. Charter agrees promptly to advise FirstFed if at any time before the FirstFed or Charter Stockholders' Meeting any information provided by Charter in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Charter shall furnish FirstFed with such supplemental information as may be necessary in order to cause such Prospectus/Joint Proxy Statement, insofar as it relates to Charter and its Subsidiaries, to comply with Section 1.9(a) hereof.

          (c) FirstFed shall furnish Charter with such information concerning FirstFed and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. FirstFed agrees promptly to advise Charter if at any time before the Charter or FirstFed Stockholders' Meeting any information provided by FirstFed in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide Charter with the information needed to correct such inaccuracy or omission. FirstFed shall furnish Charter with such supplemental information as may be necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to FirstFed and its Subsidiaries, to comply with Section 1.9(a).

          (d) Charter shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Charter and FirstFed shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. FirstFed authorizes Charter to utilize in the Registration Statement the information concerning FirstFed and its Subsidiaries provided to Charter for the purpose of inclusion in the
Prospectus/Joint Proxy Statement.   Charter shall advise FirstFed
promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Charter shall furnish FirstFed with copies of all such documents. Before the Company Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Joint Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

          (e) Charter and FirstFed shall consult with each other in order to identify all persons or entities who are or may be deemed to be "affiliates" of either Charter or FirstFed ("Affiliates") within the meaning of Rule 145 under the Securities Act. Each of Charter and FirstFed shall use there best efforts to ensure that their respective Affiliates are aware of the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. Notwithstanding anything contained in this Agreement to the contrary, all shares of Charter Common Stock issued to such Charter and FirstFed Affiliates who do not enter into the written letter agreement contemplated in
Section 3.6 herein in connection with the Company Merger shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the Securities Act and/or pooling of interests accounting requirements, and notice shall be given to Charter's transfer agent of such restriction for all Affiliates; provided that such legend shall be removed by delivery of a substitute certificate without such legend if (i) any such shares of Charter Common Stock shall have been registered under the Securities Act for sale, transfer or other disposition and are sold, transferred or otherwise disposed of, or
(ii) any such shares of stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) such person is not at the time an affiliate of Charter and has been the beneficial owner of the Charter Common Stock for at least two years (or such period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (iv) Charter shall have received a letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Charter, to the effect that the stock transfer restrictions and the legend are not required for purposes of the Securities Act. So long as shares of such Charter Common Stock are subject to the restrictions set forth in this
Section 1.9, no transfer of such Charter Common Stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Charter to ensure that such transfer will not violate applicable provisions of the Securities Act or rules, regulations or policies of the SEC.

     1.10 Cooperation; Regulatory Approvals. The parties shall cooperate, and shall cause each of their respective affiliates and Subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, Secretary of State of Delaware and Michigan, other regulatory authorities, holders of the voting shares of common stock of Charter and FirstFed, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated hereby. Each party will have the right to review and comment on such applications, petitions and other documents and materials in advance and shall furnish to the other copies thereof promptly after filing or submission thereof. Any such materials must be reasonably acceptable to both Charter and FirstFed prior to filing with any regulatory authority or transmission to stockholders or other third parties, except to the extent that Charter or FirstFed is legally required to proceed prior to obtaining the acceptance of the other party hereto. The parties agree to use their best efforts to file applications with OTS within 30 days of the date of this Agreement. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, no party is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained or would be obtained subject to conditions that would have or result in a material adverse effect on Charter as the Surviving Corporation or Charter Bank as the surviving institution in the Bank Merger.

     1.11 Closing. If (i) this Agreement has been duly approved by the stockholders of Charter and FirstFed, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Charter, or at such other place as the parties agree, at which the parties will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place within thirty (30) days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement, or at such other time as the parties agree. The parties shall use their best efforts to cause the Closing to occur on or before December 31, 1995.

     1.12  Closing of Transfer Books.  At the Company Merger
Effective Time, the transfer books for FirstFed Common Stock shall be closed, and no transfer of shares of FirstFed Common Stock shall thereafter be made on such books.

     1.13  Bank Merger.

          (a) At the Bank Merger Effective Time, each share of FirstFed Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of FirstFed Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of common stock of FirstFed Bank shall not be converted into any shares or other securities or obligations of any other entity.

          (b) At the Bank Merger Effective Time, the charter and bylaws of Charter Bank, as then in effect, shall be amended to conform to the agreements of the parties as reflected in Section
6.5 herein, and such Charter and Bylaws, as so amended, shall be the Charter and Bylaws of Charter Bank as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) The directors and executive officers of Charter Bank as the surviving institution following the Bank Merger shall be as provided in Section 6.5 hereof until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of this Agreement, the Charter or Bylaws of Charter Bank.

          (d) The liquidation account established by FirstFed Bank pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by Charter Bank after the Bank Merger Effective Time for the benefit of those persons and entities who had interests in the FirstFed liquidation account as of the Bank Merger Effective Time and who continue to have rights therein. If required by the rules and regulations of the OTS, Charter Bank shall amend its charter specifically to provide for the continuation of the liquidation account established by FirstFed Bank.

                            ARTICLE II
                  REPRESENTATIONS AND WARRANTIES

     Charter represents and warrants to FirstFed, and FirstFed represents and warrants to Charter, except as disclosed in the Disclosure Schedules delivered by each party to the other pursuant to Section 2.23 herein, as follows:

     2.1 Organization, Good Standing, Authority, Insurance, Etc. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
Section 2.1 of its Disclosure Schedule lists each "subsidiary" of it within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Subsidiary" and collectively the "Subsidiaries"). Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of its Disclosure Schedule. It and each of its Subsidiaries have all requisite power and authority and to the extent required by applicable law are licensed to own, lease and operate its respective properties and conduct its respective business as it is now being conducted. It has delivered to the other party a true, complete and correct copy of the articles of incorporation, certificate of incorporation or other organizing document and of the bylaws, as in effect on the date of this Agreement, of it and each of its Subsidiaries. It and each of its Subsidiaries are qualified to do business as foreign corporations and are in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on it and its Subsidiaries, taken as a whole. Each of its Subsidiaries that is a federally insured savings institution ("Bank Subsidiary") is a member in good standing of its applicable Federal Home Loan Bank, and all eligible accounts issued by such institution are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Each of its Bank Subsidiaries is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. It is duly registered as a savings and loan holding company under the HOLA.

     Its minute books and those of each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including the committees of such Boards).

     2.2 Capitalization. (a) Its authorized capital stock and the number of issued and outstanding shares of its capital stock are accurately set forth in the recitals in this Agreement, subject, in the case of Charter to an increase in the authorized number of shares of its capital stock, common stock and preferred stock as contemplated in Section 1.7(a) herein. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) in the case of the representations and warranties of Charter, with respect to preferred share purchase rights outstanding under the Rights Agreement or (ii) as set forth in Section 2.2 of its Disclosure Schedule or (iii) with respect to the Stock Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. A true and complete copy of each plan or agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect on the date of this Agreement, is included in Section
2.2 of its Disclosure Schedule. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted thereat (including the Company Merger). It is not aware of any event or circumstance with respect to its operations which would disqualify the Merger from being accounted for as a pooling of interests (in this regard neither it nor any of its Subsidiaries has at any time during the two year period immediately prior to the date hereof repurchased or otherwise acquired any shares of its common stock, except as set forth in
Section 2.2 of its Disclosure Schedule).

          (b) With respect to the shares of Charter Common Stock to be issued in the Company Merger, Charter represents and warrants that such shares when so issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other liens.

     2.3 Ownership of Subsidiaries. All outstanding shares of capital stock of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedule. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of its Subsidiaries. Neither it nor any of its Subsidiaries owns more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than a Subsidiary or as otherwise set forth in Section 2.3 of its Disclosure Schedule.

     2.4 Financial Statements and Reports. (a) No registration statement, offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries with the SEC or the OTS under the Securities Act or the Securities Exchange Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, it and its Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS or the Federal Deposit Insurance Corporation ("FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of it and its consolidated Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after March 31,
1995), in accordance with its books and records and those of any of its consolidated Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after March 31, 1995, will present) fairly the consolidated financial position and the consolidated results of operations or income, changes in stockholders' equity and cash flows of it and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements and in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amounts). Its audited consolidated financial statements at December 31, 1994 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date of it and its Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain (as the case may be) adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to it or its Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994 or for transactions effected or actions occurring or expected to be taken after December 31, 1994
(i) in the ordinary course of business, (ii) as permitted by this Agreement or (iii) as disclosed in the SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement. A true and complete copy of such December 31, 1994 financial statements has been delivered by it to the other party.

     (b) It has delivered to the other party each SEC Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q

     2.5  Absence of Changes.

          (a) Since December 31, 1994, there has been no material adverse change affecting it and its Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it or any of its Subsidiaries.

          (b) Except as set forth in Section 2.5 of its Disclosure Schedule or in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement, since December 31, 1994, each of it and its Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6 Prospectus/Joint Proxy Statement. At the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of Charter and FirstFed for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times after such mailings up to and including the times of such approvals, such Prospectus/Joint Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it (including its Subsidiaries) and its stockholders, its common stock, this Agreement, the Merger and the other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the Securities Act, the Securities Exchange Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of it or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except as set forth in
Section 2.7 of its Disclosure Schedule.

     2.8 Litigation and Other Proceedings. Except for matters which would not have a material adverse effect on it and its Subsidiaries taken as a whole, or except as set forth in Section
2.8 of its Disclosure Schedule or its SEC Reports filed with the SEC since January 1, 1992, neither it nor any of its Subsidiaries is a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

     2.9 Compliance with Law. Except as set forth in Section 2.9 of its Disclosure Schedule or its SEC Reports filed with the SEC since January 1, 1992:

          (a) It and each of its Subsidiaries are in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective business, including without limitation the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Owners' Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination. Neither it nor any of its Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) It and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted.

          (c) It and each of its Subsidiaries have received since January 1, 1992 no notification or communication from any governmental entity (including, but not limited to, the OTS and any other regulatory authority) or the staff thereof (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such governmental entity administers or enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the FDIC deposit insurance of any Bank Subsidiary (nor, to the best knowledge of its executive officers, do any grounds for any of the foregoing exist); and

          (d) It and each of its Subsidiaries are not required to give prior notice to any federal banking or savings institution regulatory agency of the proposed addition of an individual to their respective board of directors or the employment of an individual as a senior executive officer.

     2.10  Corporate Actions.

          (a) Its Board of Directors (or its Bank Subsidiary that is a named party to the Bank Merger Agreement, as applicable) has
(i) duly approved the Merger, this Agreement, the Bank Merger Agreement, each Stock Option Agreement, and the Voting Agreements and authorized its officers to execute and deliver this Agreement, the Bank Merger Agreement, each Stock Option Agreement and the Voting Agreements and to take all action necessary to consummate the Merger and the other transactions contemplated hereby, (ii) authorized and directed the submission for stockholders' approval of this Agreement, the Merger and any related matters requiring such approval including, in the case of Charter, amendments to the Restated Certificate of Incorporation of Charter as contemplated in
Section 1.7(a) herein and, (iii) in the case of the representations and warranties of Charter, (A) approved the execution of the Charter Stock Option Agreement and authorized and approved the Company Merger (before execution by Charter of this Agreement and before the date of execution of the Charter Stock Option Agreement) in accordance with Section 203 of the DGCL and (B) not taken any action to readopt the restriction set forth in paragraph A of Article FIFTH of its Restated Certificate of Incorporation, not extended the period through which such restriction operates and such restriction is not presently in effect.

          (b) Its Board of Directors has taken all necessary action to exempt this Agreement, the Bank Merger Agreement, the Voting Agreements and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Merger Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type and (iv) any provision in its or any of its Subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of stockholders or (B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested stockholder" or person or entity of similar type.

               (c)  In the case of the representations and
warranties of Charter, the Board of Directors of Charter has approved, and has authorized Charter to enter into and keep in effect (including, to the extent applicable, subsequent to termination of this Agreement) an amendment (the "Rights Amendment") to the Charter Rights Agreement (a copy of which Rights Amendment has been executed by both parties thereto and is attached hereto as Exhibit 2.10(c)) pursuant to which none of the execution and delivery of this Agreement, or the Charter Stock Option Agreement or consummation of the Merger or the purchase of shares of Charter Common Stock pursuant to the Charter Stock Option Agreement will cause (i) the rights issued pursuant to the Charter Rights Agreement to become exercisable under the Rights Agreement,
(ii) FirstFed or any permitted transferee under the Charter Stock Option Agreement to become an "Acquiring Person" (as such term is defined in the Charter Rights Agreement) or (iii) a "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) to occur upon, as a result of or in connection with any such event.

     2.11 Authority. Except as set forth in Section 2.11 of its Disclosure Schedule, neither the execution and delivery of and performance of its obligations under this Agreement, the Bank Merger Agreement and the Stock Option Agreement by it or its applicable Bank Subsidiary nor consummation of the Merger will violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under, (i) its articles of incorporation, certificate of incorporation or bylaws, or the articles of incorporation, certificate of incorporation, charter or bylaws of any of its Subsidiaries, (ii) any regulatory restraint on the acquisition of it or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it or any of its Subsidiaries is a party or is subject or by which any of its or their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. It or its applicable Bank Subsidiary has all requisite corporate power and authority to enter into this Agreement, the Bank Merger Agreement and each Stock Option Agreement and to perform its obligations hereunder and thereunder, except, with respect to this Agreement and the Company Merger, the approval of its stockholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 4.1(c)), the approval of its stockholders and except as set forth in Section 2.11 of its Disclosure Schedule with respect to any Contract, no consents or approvals are required on its behalf or on behalf of any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement and each Stock Option Agreement. This Agreement and each Stock Option Agreement constitute the valid and binding obligations of it, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12  Employment Arrangements.  Except as set forth in Section
2.12 of its Disclosure Schedule, there are no agreements, plans or other arrangements with respect to employment, severance or other benefits with any current or former directors, officers or employees of it or any of its Subsidiaries which may not be terminated without penalty or expense (including any augmentation or acceleration of benefits) on 30 days' or less notice to any such person. Except as set forth in Section 2.12 of its Disclosure Schedule, no payments and benefits (including any augmentation or acceleration of benefits) to current or former directors, officers or employees of it or any of its Subsidiaries resulting from the transactions contemplated hereby or the termination of such person's service or employment within two years following consummation of the Merger will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it, the Surviving Corporation, or any of their respective Subsidiaries pursuant to Sections 162, 280G or any other section of the Internal Revenue Code.

     2.13 Employee Benefits. (a) Neither it nor any of its Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, retirement savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedule (true and correct copies of which it has delivered to the other party). Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under
Section 401(a) of the Internal Revenue Code are so qualified, and it is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section
2.13 of its Disclosure Schedule, neither it nor any of its Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee, director or officer or beneficiary thereof or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) Except as disclosed in Section 2.13 of its Disclosure Schedule, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law or as contemplated by Section 3.13 herein) or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994.

          (c) To its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it and each of its Subsidiaries are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by it or any of its Subsidiaries which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under
Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of it or any of its Subsidiaries; to its best knowledge, no Employee Plan subject to
Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Internal Revenue Code, whether or not waived; neither it nor any of its Subsidiaries has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To its best knowledge, neither it nor any of its Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Charter as the Surviving Corporation or any of its Subsidiaries at or after the Company Merger Effective Time. In the case of the representations and warranties of FirstFed, (i) the present value of "benefit liabilities" (within the meaning of 4001(a)(16) of ERISA) under the Defined Benefit Plan (as defined in Section 3.13(a)), as of its latest valuation date and based upon the actuarial assumptions currently prescribed for plan terminations by the Pension Benefit Guaranty Corporation, did not exceed the then current value of the assets of such plan allocable to such accrued benefits, and (ii) there have been no reportable events under Section 4043 of ERISA

(with respect to which the 30-day notice requirement has not been waived by regulation) with respect to the Defined Benefit Plan.

     2.14 Information Furnished. No statement contained in any schedule, certificate or other document furnished (whether before, on or after the date of this Agreement) or to be furnished in writing by or on behalf of it to the other party pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. To its best knowledge, no information which is material to the Merger and necessary to make the representations and warranties herein not misleading has been withheld from the other party.

     2.15 Property and Assets. (i) It and its Subsidiaries have good and marketable title to all of their real property reflected in the financial statements at December 31, 1994, referred to in
Section 2.4 hereof (other than property sold or transferred in the ordinary course of business since the date of such financial statements) or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary easements, restrictions of record and title exceptions that have no material adverse effect upon the value or use of such property, (d) pledges or liens incurred in the ordinary course of business and (e) as otherwise specifically indicated in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement or in Section 2.15 of its Disclosure Schedule. (ii) It and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither it nor any of its Subsidiaries is in default in any material respect under any such lease. No default will arise under any material real property or material personal property lease by reason of consummation of the Merger without the lessor's consent except as set forth in Section 2.15 of its Disclosure Schedule. (iii) There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of it and its Subsidiaries since December 31, 1994. Except as set forth in Section 2.15 of its Disclosure Schedule, all property and assets material to its or any of its Subsidiaries' respective business and currently used by it or any of its Subsidiaries are, in all material respects, in good operating condition and repair.

     2.16 Agreements and Instruments. Except as set forth in its SEC Reports filed with the SEC since January 1, 1992 and before the date of this Agreement or in Section 2.16 of its Disclosure Schedule, neither it nor any of its Subsidiaries is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or of its Subsidiaries of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between it or any of its Subsidiaries and any director or officer of it or any of its Subsidiaries or any affiliate or member of the immediate family of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which it or any of its Subsidiaries is a party, (e) any agreements between it or any of its Subsidiaries and any five percent or more stockholder of it and (f) any agreements, directives, orders or similar arrangements between or involving it or any of its Subsidiaries and any state or federal savings institution regulatory authority.

     2.17 Material Contract Defaults. Neither it or any of its Subsidiaries nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it or any Subsidiary of it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, which default is reasonably expected to have either individually or in the aggregate a material adverse effect on it or any of its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18 Tax Matters. (a) It and each of its Subsidiaries have duly and properly filed all federal, state, local and other tax returns and reports required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns or reports by the Internal Revenue Service ("IRS") and other applicable tax authorities is as set forth in Section 2.18 of its Disclosure Schedule; and, except as set forth in Section 2.18 of its Disclosure Schedule, there is no agreement by it or any of its Subsidiaries for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of its Disclosure Schedule, neither the IRS nor any other taxing authority is now asserting or, to its best knowledge, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim. It and each of its Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements. It and each of its Subsidiaries have complied with all applicable state law tax collection and reporting requirements.

          (b) Adequate provision for any unpaid federal, state, local or foreign taxes due or to become due from it or any of its Subsidiaries for all periods through and including December 31, 1994 has been made and is reflected in its December 31, 1994 consolidated financial statements referred to in Section 2.4 and has been or will be made with respect to periods ending after December 31, 1994.

     2.19 Environmental Matters. To its best knowledge, except as set forth in Section 2.19 of its Disclosure Schedule neither it nor any of its Subsidiaries owns, leases or otherwise controls any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos.
Neither it nor any of its Subsidiaries is aware of, nor has it or any of its Subsidiaries received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it or any of its Subsidiaries relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20 Loan Portfolio; Portfolio Management. (a) All evidences of indebtedness reflected as assets in its financial statements at December 31, 1994, referred to in Section 2.4 herein, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against it or any Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by it or any of its Subsidiaries were at the time entered into and at all times owned by it or its Subsidiaries in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). It and its Subsidiaries (as applicable) administer their loan and investment portfolios (including, but not limited to, adjustments to the interest rate and payment on adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of it and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects. The risk classification system utilized by its Bank Subsidiaries has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of its Disclosure Schedule sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1995, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21 Real Estate Loans and Investments. Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to it or any of its Subsidiaries which exist and would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of it or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

     2.22 Derivatives Contracts. Neither it nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its financial statement as of December 31, 1994 filed as part of its SEC Reports or disclosed in its Form 10-Q as filed with the SEC for the quarter ended March 31, 1995 (or in its financial statement included therein) which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of its Disclosure Schedule, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23 Exceptions to Representations and Warranties. (a) On or before the date hereof, Charter has delivered to FirstFed and FirstFed has delivered to Charter its respective Disclosure Schedule setting forth, among other things, exceptions to any and all of its representations and warranties in Article II, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the Disclosure Schedule corresponding to a Section in Article II and provided further that (i) no such exception is required to be set forth in a Disclosure Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.23(b) and (ii) the mere inclusion of an exception in a Disclosure Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

          (b) No representation or warranty of Charter or FirstFed contained in Article II shall be deemed untrue or incorrect, and no party shall be deemed to have breached a representation or warranty contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or in the case of Section 2.8 is not reasonably likely to, have a material adverse effect or material adverse change.

     As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the business, financial condition, results of operations or prospects of Charter or FirstFed and its respective Subsidiaries taken as a whole or (ii) enables any person to prevent the consummation of the transactions contemplated hereby; provided however that any effect or change resulting from (A) actions or omissions of Charter or FirstFed taken with the prior consent of the other in contemplation of the transactions provided for herein or (B) circumstances affecting the savings institution industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates including, without limitation, the effects of changes in interest rates on earnings, portfolio market value and interest rate risk exposure) shall be deemed not to be or have a material adverse effect or material adverse change.

                           ARTICLE III
                            COVENANTS

     3.1 Investigations; Access and Copies. Between the date of this Agreement and the Company Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representatives shall from time to time reasonably request;

provided however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development which, (x) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading or (z) materially relates to the satisfaction of the conditions set forth in Article IV of this Agreement. Notwithstanding anything to the contrary herein, neither party hereto nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     3.2 Conduct of Business. Between the date of this Agreement and the Company Merger Effective Time or the termination of this Agreement (whichever occurs first), each party agrees, on behalf of itself and each of its respective Subsidiaries, except as contemplated herein or insofar as the Chief Executive Officer of Charter or the Chief Executive Officer or the Chief Financial Officer of FirstFed shall otherwise consent in writing (which consent shall not be unreasonably withheld):

          (a) That it and its Subsidiaries shall (i) except as contemplated in this Agreement, conduct their business only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices and (iii) use all reasonable efforts to preserve intact their business organizations and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect the ability of any of them to obtain the Governmental Approvals (as defined in Section 4.1(c) herein) or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement, the Company Merger Agreement, the Bank Merger Agreement or the applicable Stock Option Agreement;

          (b) That it and its Subsidiaries shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for (A) the payment of dividends consistent with Section 3.10, (B) the declaration and payment of regular quarterly cash dividends by Charter in an amount not in excess of $0.19 per outstanding share of Charter Common Stock (except that beginning with the first dividend declared by the Charter Board of Directors subsequent to October 1, 1995 and every six months thereafter such dividend may be increased by $.02 per share from the dividend last declared prior thereto) and the declaration and payment of regular quarterly cash dividends by FirstFed in an amount not in excess of $0.15 per outstanding share of FirstFed Common Stock (except that beginning with the first dividend declared by the FirstFed Board of Directors subsequent to July 1, 1995 and every six months thereafter such dividend may be increased by $.01 per share from the dividend last declared prior thereto), in each case with usual record and payment dates for such dividends consistent with such parties' past dividend practices, and (C) dividends or distributions by a wholly owned Subsidiary of such party to such party; (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell or buy any shares of capital stock of it or any of its Subsidiaries, except shares of its common stock issued pursuant to the Stock Option Agreement and shares issued pursuant to exercise of stock options previously issued and identified in Section 2.2 of its Disclosure Schedule;
(iv) effect any stock split, stock dividend, reverse stock split other reclassification or recapitalization of its common stock; or
(v) except with respect to the Stock Option Agreement, grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of it or any of its Subsidiaries or grant any stock appreciation or other rights with respect to shares of capital stock of it or of any of its Subsidiaries; or (vi) purchase or acquire any of the outstanding shares of capital stock of the other party hereto or any Subsidiary thereof other than as contemplated by the Stock Option Agreement or in connection with the Merger as contemplated herein;

          (c) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) sell, dispose of or pledge any significant assets of it or of any of its Subsidiaries other than in the ordinary course of business consistent with past practices or in connection with the borrowing of funds consistent with the provisions hereinafter contained; (ii) merge or consolidate it or any of its Subsidiaries with or into any other entity or otherwise acquire any other entity or except in accordance with its written business plan in effect on the date hereof acquire any significant assets; (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it; (iv) change the articles of incorporation or certificate of incorporation, charter, bylaws or other governing instruments of it or any of its Subsidiaries, except as contemplated in this Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices but subject to the restrictions contained in Section 3.2(e) hereof and provided Charter and FirstFed and their respective Subsidiaries collectively shall limit their new loans to a Relationship (as defined herein) to $15,000,000; for purposes of this Agreement, a "Relationship" means common borrowers, guarantors or partners or other relationships considered related or affiliated by management of the lending entity; (vi) form any new subsidiary (except in the case of Charter it may form a consumer finance subsidiary) or cause or permit a material change in the activities presently conducted by any Subsidiary or make additional investments in subsidiaries in excess of $25,000,000 except for Charter's leasing subsidiary where such investment shall not exceed $100,000,000; (vii) except to hedge interest rate risk on certificates of deposit with respect to Charter, engage in any off balance sheet interest rate swap, cap or floor agreement; (viii) engage in any activity not contemplated by its written business plan in effect on the date hereof; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause any Banking Subsidiary not to be a qualified thrift lender under Section 10(m) of the HOLA or a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code;
(xi) authorize capital expenditures other than in the ordinary and usual course of business; (xii) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles; or
(xiii) engage any independent auditors other than such auditors engaged as of the date hereof. The limitations contained in this
Section 3.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 3.2(c).

     (d) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) in the case of FirstFed and its Subsidiaries incur any debt obligation (excluding deposits) or other obligation for borrowed money with terms in excess of one year; (ii) in the case of Charter and its Subsidiaries incur any additional debt obligation (excluding deposits) or other obligation for borrowed money other than replacing existing debt with other debt and creating additional debt consistent with its written business plan in effect on the date hereof; (iii) allow the use of its common stock by optionees to pay any option exercise price or to satisfy tax liabilities under the FirstFed Option Plans or the option plans of Charter; (iv) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with policies or budgets in effect on the date hereof; (v) except as contemplated by Section
3.13 hereof, enter into, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (vi) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or (vii) except as contemplated by Section 3.13 hereof, establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements (unless such change is required by applicable law or, in the opinion of its counsel, is necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits).

     (e) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) extend, restructure, modify or otherwise amend or alter any of the following types of commercial real estate loans or commitments: (A) any loan secured by real estate (or commitment to be secured by) real estate, in the case of FirstFed and its Subsidiaries located in the State of Michigan or in the case of Charter and its Subsidiaries located in the State of Ohio, with a loan balance (or commitment amount) of $15,000,000 or greater if debt service coverage in the prior year was 1.2 or greater, but if such debt service coverage is less than 1.2 such limit shall be $3,000,000; (B) any loan or commitment to a Relationship that has or would have (if the commitment was fully implemented) loans exceeding $15,000,000; (C) any loan secured by (or commitment to be secured by) real estate located outside the State of Michigan in the case of FirstFed and its Subsidiaries or located outside the State of Ohio in the case of Charter and its Subsidiaries with a loan balance of or a commitment amount of $1,500,000 or greater;
(D) any loan exceeding $1,000,000 as of the date of this Agreement which is more than 90 days delinquent as to payment, in bankruptcy or foreclosure, or carried as a restructured troubled debt; or (E) any loan with a balance of $500,000 or greater and internally classified as Special Mention, Sub-Standard, Doubtful, or Loss as of the date of this Agreement; for purposes of the dollar amounts set forth in subparts (A) - (E) above any specific reserves or allocated general reserves shall be reversed; (ii) foreclose upon, or take a deed-in-lieu of foreclosure to, any commercial real estate securing a loan with an outstanding balance including accrued interest of $1,000,000 or greater; (iii) take any individual commercial mortgage or multi-family loan application in an amount greater than $10,000,000 or acquisition and development loan application in an amount greater than $3,000,000; (iv) make any residential loan in an amount greater than $1,000,000; (v) enter into or renew any contract for the purchase of consumer loans (as defined by the rules and regulations of OTS), on a whole loan or participation basis; or (vi) originate mobile home loans during calendar year 1995 (including pipeline loans in process) in an aggregate amount exceeding $6,000,000.

     3.3 No Solicitation. Each party agrees, on behalf of itself and each of its Subsidiaries, that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Each party agrees that it shall promptly give written notice to the other upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving either party or any of their respective Bank Subsidiaries or for the acquisition of a twenty-five percent (25%) or greater equity interest in either party or any of their respective Bank Subsidiaries, or for the acquisition of a substantial portion of the assets of either party or any of their respective Bank Subsidiaries.

     3.4 Stockholder Approvals. The parties shall call the meetings of their respective stockholders to be held for the purpose of voting upon the Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with the Charter and FirstFed Stockholders' Meetings, the respective Boards of Directors shall recommend approval of this Agreement, the Merger and any other matters requiring stockholder action (including, in the case of Charter, the amendments to its Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein) relating to the transactions contemplated herein (and such recommendation shall be contained in the Prospectus/Joint Proxy Statement) unless as a result of an unsolicited Takeover Proposal received by a party after the date hereof, the Board of Directors of such party determines in good faith after consultation with legal counsel and an investment banking firm of recognized standing that to do so would constitute a breach of the fiduciary duties of such Board of Directors to the stockholders of such party. Each of the parties shall use its best efforts to solicit from its stockholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the outstanding shares of its common stock in favor of the Merger and, in the case of Charter, the amendments to its Restated Certificate of Incorporation as contemplated in Section 1.7(a) herein, except as the fiduciary duties of its Board of Directors may otherwise require.

     3.5 Accountants' Letters. Each party agrees to use all reasonable efforts to cause to be delivered to the other, and such other party's directors and officers who sign the Registration Statement, a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and

(ii) a date on or shortly prior to the date of the Closing, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     3.6 Resale Letter Agreements; Accounting and Tax Treatment. After execution of this Agreement, (i) each party shall use its respective best efforts to cause to be delivered to the other from each Affiliate of it within the meaning of Rule 145, a written letter agreement as of a date on or immediately prior to the date of the Charter Stockholders' Meeting or the FirstFed Stockholders' Meeting, respectively, in the forms as set forth in Exhibits 3.6(a) and 3.6(b), regarding restrictions on resale of shares of the Charter Common Stock, to ensure compliance with applicable restrictions imposed under the federal securities laws and generally accepted accounting principles for pooling of interests accounting treatment and prior to the Company Merger Effective Time each of the parties shall use its best efforts to secure such written letter agreement from persons who become an Affiliate of it subsequent to the date of its Stockholders' Meeting, and (ii) neither party shall take any action which would prevent the Merger and the other transactions contemplated hereby from (A) qualifying for accounting treatment as a pooling of interests or
(B) qualifying as a reorganization within the meaning of
Section 368 of the Internal Revenue Code, provided that nothing hereunder shall limit the ability of either party to exercise its rights under the Stock Option Agreement.

     3.7 Publicity. Between the date of this Agreement and the Company Merger Effective Time, neither party nor any of its Subsidiaries shall, without the prior approval of the other party, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     3.8 Cooperation Generally. Between the date of this Agreement and the Company Merger Effective Time, the parties and their respective Subsidiaries shall in conformance with the provisions of this Agreement use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date.

     3.9 Additional Financial Statements and Reports. As soon as reasonably practicable after they become publicly available, each party shall furnish to the other its statements of financial condition, statements of operations or statements of income, statements of cash flows and statements of changes in stockholders' equity at all dates and for all periods normally prepared before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the respective parties (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included with its most recent audited consolidated financial statements), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as applicable, under the Exchange Act.

     3.10 Dividend Adjustment. If the customary payment date for the next regular cash dividend payable after the Company Merger Effective Time on the Common Stock of Charter as the Surviving Corporation which is eligible to be received by the former holders of FirstFed Common Stock is more than ninety (90) days after the payment date of the last regular cash dividend paid or to be paid on the Common Stock of FirstFed prior to the Company Merger Effective Time (such number of days over ninety (90) days being the "Dividend Lag Period"), then FirstFed may declare and set aside immediately prior to the Company Merger Effective Time, and may pay at a date it may select in its discretion, a Special Pro-Rata Dividend pursuant to this Section 3.10. Any such Special Pro-Rata Dividend shall be payable in cash, and shall not exceed an amount per share which is the product of (i) the amount of the dividend permitted to be paid by FirstFed pursuant to Section 3.2(b)(1)(B) herein, times (ii) a fraction, the numerator of which is the Dividend Lag Period and the denominator of which is ninety (90) days.

     3.11 Stock Exchange Listing. Charter agrees to use all reasonable efforts to cause to be listed on the NASDAQ National
Market, subject to official notice of issuance, the shares of Charter Common Stock to be issued in the Merger.

     3.12 Certificate of Incorporation. During the period that the Charter Stock Option Agreement is in effect, and (if applicable) upon and following purchase of the shares of Charter Common Stock pursuant to the terms of the Charter Stock Option Agreement, (i) Charter shall not readopt the restriction set forth in paragraph A of Article FIFTH of Charter's Restated Certificate of Incorporation or otherwise seek to extend the period through which such restriction operates and Charter shall not under any circumstances seek to enforce Article FIFTH during such period, and
(ii) except as contemplated herein, without the prior written consent of FirstFed, Charter shall not amend or seek to amend Articles FIFTH, SIXTH or TENTH of its Restated Certificate of Incorporation.

     3.13  Employee Benefits and Agreements.  (a)   The FirstFed
Salaried Employees' Retirement Plan, as amended and restated effective January 1, 1993 and as subsequently amended (the "Defined Benefit Plan"), FirstFed Supplemental Executive Retirement Plan, as amended and restated effective January 1, 1994 (the "SERP"), FirstFed Equity Performance and Appreciation Plan (the "EPAP") and FirstFed Management Incentive Award Plan ("MIAP") shall each be terminated by FirstFed and its Subsidiaries at or prior to the Company Merger Effective Time (or alternatively in the case of the Defined Benefit Plan and the SERP, which shall both be frozen on the same date, frozen or continued following the Company Merger Effective Time until excess assets under the Defined Benefit Plan can be allocated on a plan termination basis in accordance with ERISA and the Internal Revenue Code to participants, former participants, if applicable, or their respective beneficiaries).
To the extent permitted under applicable law, FirstFed may at any time amend its Defined Benefit Pension Plan and SERP to freeze the accrual of future benefits as of any date on or before the Company Merger Effective Time, to permit participants and their beneficiaries to elect to receive their accrued benefits in the form of a lump sum payment rather than an annuity, and to adjust the formula and qualifications for determining benefits under the Defined Benefit Plan in any manner associated with assuring that any excess funding in said plan (as of the calculation date for the termination of the Defined Benefit Plan) inures solely to the benefit of individuals who have become participants in the Defined Benefit Pension Plan at or prior to the Company Merger Effective Time. Notwithstanding the foregoing, on and after the Company Merger Effective Time, no additional material contributions shall be made to FirstFed's Defined Benefit Plan from the assets of FirstFed, Charter or any of their respective Subsidiaries, and FirstFed shall cause the Defined Benefit Plan to be terminated, frozen, or continued in a manner that does not result in any material funding obligation by FirstFed, Charter or any of their respective Subsidiaries. In this context, an amount shall be presumed to be immaterial if it either totals less than $100,000, is necessary to satisfy the minimum funding requirements under ERISA or the Code, or is necessary for the Defined Benefit Plan to be fully funded on a termination basis based on benefit levels in effect on the date of execution of this Agreement.

     FirstFed and its Subsidiaries may continue to make and to accrue benefits or awards under the SERP and MIAP, as well as to continue to accrue for existing awards under the EPAP for accounting purposes, until the Company Merger Effective Time consistent with the methodology heretofore utilized by it during calendar year 1995, except that FirstFed may adjust such methodology to reflect a short fiscal year for purposes of providing benefits under the MIAP, and may determine said accruals by projecting the future value of FirstFed's Common Stock consistent with current methodology, and by adjusting their financial results to disregard conforming or other charges undertaken pursuant to Section 3.14 of this Agreement; provided that FirstFed and its Subsidiaries may amend the SERP in order to offset any increase in benefits under the Defined Benefit Plan due to amendments to the Defined Benefit Plan that allocate any excess funding to participants in the Defined Benefit Plan (or the beneficiaries of such individuals). Notwithstanding the termination of the SERP, EPAP, and MIAP at or prior to the Company Merger Effective Time, (i) outstanding rights and awards as of the date of termination thereof to participants shall not be diminished or otherwise adversely affected by virtue of such termination and,
(ii) long-term awards under the MIAP shall become fully vested and payable in a lump sum on or before the Company Merger Effective

Time. No further award or grant of benefits shall be made under the EPAP. The full value of all benefits and awards under the SERP, MIAP and EPAP shall, to the extent not previously accrued on or before December 31, 1994, be accrued by FirstFed and its Subsidiaries for financial reporting purposes prior to the Company Merger Effective Time.

          (b) Pending the Company Merger Effective Time, FirstFed and its Subsidiaries shall be entitled to make, or accrue for, employer contributions to the FirstFed Salaried Employees' Profit Sharing Plan, as amended and restated effective January 1, 1993 (the "Profit Sharing Plan") in a manner consistent with the methodology heretofore utilized by it during calendar year 1995 and consistent therewith the Plan may be amended to provide that "Profit Sharing Earnings" (as defined in the Profit Sharing Plan) shall be calculated through the Company Merger Effective Time and multiplied by 4.5% to determine the employer contribution for the Plan Year in which the Merger occurs, to specify the manner in which compensation of Plan participants is to be determined for such period and to specify a date by which participants must elect whether amounts contributed on their behalf shall be paid to them in cash or contributed to the Plan; provided that FirstFed and its Subsidiaries may determine said accruals by adjusting their financial results to disregard conforming or other charges undertaken pursuant to Section 3.14 of this Agreement. After the Company Merger Effective Time, Charter may terminate the Profit Sharing Plan, continue the Profit Sharing Plan on terms consistent with Section 3.13(h) hereof, or merge the Profit Sharing Plan with another tax-qualified retirement plan maintained by Charter or its Subsidiaries, all in its sole discretion, but in a manner consistent with ERISA and the applicable provisions of the Internal Revenue Code. The vested benefits of participants in the Profit Sharing Plan shall not be reduced by virtue of any such termination, continuation, or merger of the Profit Sharing Plan.

          (c) With the exception of those employees of FirstFed, Charter and their respective Subsidiaries who currently have written employment, change in control or severance agreements ("Contract Severance Agreements"), each employee of FirstFed, Charter and their respective Subsidiaries whose employment is involuntarily terminated due to a job elimination by Charter or any of their respective Subsidiaries at or within one year after the Company Merger Effective Time shall be entitled to receive (i) a severance payment determined in accordance with Exhibit 3.13(c) hereto, and (ii) for full-time employees only, continued medical coverage and group-term life insurance under the then current Charter group plan for medical and group-term life insurance coverage for a period of 18 months after such termination at the same cost being paid by such employee for individual and dependent coverage immediately prior to the Company Merger Effective Time. Moreover, COBRA-like group medical coverage for each such employee shall be made available to each such employee for up to an additional 18 month period, at a maximum cost of $500 per month for an employee's family group medical coverage (with Charter as the

Surviving Corporation paying any premiums in excess of $500 per month). For purposes hereof, an employee described in subparagraph
(1) of Exhibit 3.13(c) shall be deemed to have his or her employment involuntarily terminated due to a job elimination if (i) Charter or one of its Subsidiaries discharges the employee from employment for a reason other than "just cause", or (ii) the employee resigns from employment with Charter Bank as a result of either a reduction in the employee's cash compensation as in effect on the Company Merger Effective Time, or a requirement that the employee perform his or her principal services at a location more than 50 miles from the employee's primary office on the Company Merger Effective Time. The outplacement programs and practices that are disclosed in Section 2.13 of FirstFed Disclosure Schedule hereto shall be continued for the benefit of employees of FirstFed and its Subsidiaries.

          (d) With respect to those former employees of FirstFed and its Subsidiaries who continue as employees of Charter and its Subsidiaries after the Company Merger Effective Time (the "Continuing Employees"), their regular salary in effect at FirstFed and its Subsidiaries on the Company Merger Effective Time shall be increased on the Company Merger Effective Time by an amount equivalent on an after-tax basis to the cost, at said time, that FirstFed and its Subsidiaries were incurring to provide group dental insurance for their employees (but not to exceed $50 per month). The vacation, leave and sick day policies currently in effect at FirstFed and its Subsidiaries shall be continued for the benefit of their employees through December 31, 1995, and if the Company Merger Effective Time occurs prior to January 1, 1996, Charter and its Subsidiaries shall continue such policies through December 31, 1995 for the benefit of Continuing Employees. If the Company Merger Effective Time takes place after December 31, 1995, FirstFed and its Subsidiaries shall adopt the vacation, leave and sick day policies of Charter and its Subsidiaries effective as of January 1, 1996; provided that FirstFed's adoption of said policies may, in FirstFed's discretion, be contingent on the Company Merger becoming effective. The Continuing Employees shall receive past service credit for purposes of determining vacation benefits provided by Charter and its Subsidiaries for their employment with FirstFed and its Subsidiaries (including service with any entity acquired by FirstFed or FirstFed Bank).

          The post-retirement benefit adjustment plan, retiree medical plan and retiree life insurance program that are disclosed in Section 2.13 of FirstFed Disclosure Schedule shall be continued for the benefit of those retirees from FirstFed and its Subsidiaries currently receiving such benefits, except that the post-retirement benefit adjustment plan may be terminated by FirstFed and its Subsidiaries prior to the Company Merger Effective Time and FirstFed may amend the Defined Benefit Plan to provide the post-retirement adjustments formerly provided under said plan (and the full value of all benefits and awards thereunder shall, to the extent not previously accrued on or before December 31, 1994, be accrued by FirstFed and its Subsidiaries for financial reporting purposes prior to the Company Merger Effective Time).

          (e) Charter and FirstFed recognize and acknowledge that the Company Merger constitutes a change in control for purposes of FirstFed's Contract Severance Agreements. Charter and Charter Bank shall honor each FirstFed Contract Severance Agreement in effect on the date hereof that is disclosed in Section 2.12 of FirstFed Disclosure Schedule, unless the executive covered thereby enters into a new agreement with Charter Bank cancelling his FirstFed Contract Severance Agreement. Charter and FirstFed agree that any such new agreement shall provide for a term of employment following the Company Merger Effective Time of not less than four months.

          (f) Each employee of Charter Bank that does not have a Contract Severance Agreement and (i) holds a similar position at Charter Bank to that held by an employee of FirstFed Bank with a Contract Severance Agreement and (ii) whose employment is involuntarily terminated by Charter Bank due to a job elimination at or within two years after the Company Merger Effective Time shall be entitled to the identical severance payment that would be provided to a similarly situated FirstFed Bank employee under the same circumstances pursuant to Section 3.13(e) above.

          (g) Charter agrees to continue to employ Messrs. Charles John Koch, John D. Koch, Mark D. Grossi, and Robert J. Vana and to employ Richard W. Neu as of the Company Merger Effective Time pursuant to employment agreements and supplemental retirement agreements to be negotiated in good faith and in a form to be mutually acceptable to Charter, FirstFed and each of the individuals within 15 business days from the date hereof, in exchange for the cancellation and termination of their existing employment agreements, salary continuation agreements, and other existing employment rights with Charter and Charter Bank or FirstFed and FirstFed Bank, as applicable. Charter agrees to employ C. Gene Harling as of the Company Merger Effective Time pursuant to a new employment agreement in the form attached hereto
as Exhibit 3.13(g).   Charter and FirstFed recognize and
acknowledge that the change in Mr. Harling's position that will result from the Company Merger constitutes "Good Reason" under his existing Contract Severance Agreement with FirstFed and FirstFed Bank. Accordingly, at the Company Merger Effective Time, Charter and Charter Bank shall pay severance benefits to Mr. Harling in the amounts set forth in his existing Contract Severance Agreement and shall otherwise honor the terms of his Contract Severance Agreement.

          (h) Subject to the provisions set forth in Section 3.13(a), (b), (c) and (d) above, from and after the Company Merger Effective Time, Charter and its Subsidiaries shall have the right to continue, amend, or terminate any of the employee benefit and welfare plans and programs of FirstFed and its Subsidiaries. To the extent permitted by applicable law, from and after the Company Merger Effective Time the former employees of FirstFed and its Subsidiaries who are continuing employees of Charter or its

Subsidiaries (the "Continuing Employees") shall be entitled to participate in the Charter employee benefit and welfare plans and programs (except to the extent that coverage is provided under a continuing FirstFed plan or program, it being agreed and understood that there shall be no duplication of benefits) on the same basis that similarly-situated employees of Charter and its Subsidiaries are entitled to participate in such plans and programs including, but not limited to tax-qualified retirement plans and Charter's Executive Goal Achievement Plan (but not earlier than January 1, 1996 in the case of participation in Charter's Executive Goal Achievement Plan or similar calendar-year incentive bonus plans) and supplemental health and life insurance programs for similarly-situated executive employees. For 1995 payments or awards under Charter's Executive Goal Achievement Plan and its similar calendar-year incentive bonus plans, determinations will be calculated by adjusting the financial results of Charter and its Subsidiaries to disregard conforming or other charges undertaken pursuant to
Section 3.14 of this Agreement, and will be made by the Initial Directors who prior to the Company Merger Effective Time served as directors of Charter, consistent with prior practice. For purposes of eligibility, participation and vesting in such Charter plans and programs, the Continuing Employees shall receive past service credit for their full-time employment with FirstFed and its Subsidiaries (including service with any entity acquired by FirstFed or FirstFed Bank). The Continuing Employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the FirstFed medical plan immediately prior to the Company Merger Effective Time or any waiting period relating to coverage under the Charter medical plan and they will receive full credit for prior service and payment of current and past premiums, co-payments and deductibles. If, on or after the date hereof, Charter or its Subsidiaries adopts a new "employee benefit plan" within the meaning of ERISA for the benefit of its employees generally, then to the extent participants receive a credit for past service with Charter or its Subsidiaries, equivalent credit shall be given to Continuing Employees for past service with FirstFed or its Subsidiaries.

          (i) Notwithstanding any other provision of this Agreement, Charter agrees that FirstFed and its Subsidiaries may take such actions on or before the Company Merger Effective Time as are necessary or appropriate to effectuate the purposes of this
Section 3.13, including but not limited to (i) the adoption and execution of agreements and amendments relating to the plans and programs referenced herein, and (ii) adoption and the execution of agreements renewing the Contract Severance Agreements for an additional term of two years, and (iii) the adoption and execution of any amendment required by applicable law.

     3.14 Conforming Adjustments. The parties and their respective Subsidiaries shall cooperate in the establishment of additional accruals and reserves ("Conforming Adjustments"). These Conforming Adjustments enable both parties to conform accounting policies and practices as well as to conform their interest rate risk position. The Conforming Adjustments shall, to the extent determined by the parties, be made immediately prior to the Closing but after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement as confirmed by the parties at such time.
Notwithstanding anything to the contrary contained in this Agreement, (a) no Conforming Adjustment shall be taken into account for purposes of determining contributions to qualified or non-qualified employee benefit plans and (b) no Conforming Adjustment, or any litigation or regulatory proceeding relating thereto, or any other effect on any party resulting from its compliance with this
Section 3.14, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or be deemed to constitute or cause a material adverse effect or material adverse change on either party hereto or their Subsidiaries, taken as a whole.

     3.15 Amendments to Charter Rights Agreement. Charter shall cause the Charter Rights Agreement to be further amended, effective as of the Company Merger Effective Time, such that each time the percentage "10%" appears in Sections 1(a) and 24(a)(ii) of the Charter Rights Agreement (and other applicable sections thereof) it shall be deleted and replaced with the percentage "20%".

                           ARTICLE IV
                    CONDITIONS OF THE MERGER;
                     TERMINATION OF AGREEMENT

     4.1 General Conditions. The obligations of each party to effect the Company Merger shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Company Merger Effective Time:

          (a) Stockholder Approval. The holders of the outstanding shares of Charter and FirstFed Common Stock shall have approved this Agreement and the Company Merger as specified in
Section 1.7 hereof or as otherwise required by applicable law.

          (b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c) Governmental Approvals. To the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the FTC, the DOJ, the SEC and any state securities authorities, shall have been obtained or made, and any waiting periods shall have expired in connection with the consummation of the Merger, provided however that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on Charter as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the SEC) and, if the offer and sale of the Surviving Corporation Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

          (e) Federal Tax Opinion. Each party shall have received an opinion of its tax counsel, dated as of the Company Merger
Effective Time, to the effect that for federal income tax purposes:

               (i) The Company Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code.

               (ii) No gain or loss will be recognized by Charter, Charter Bank, FirstFed or FirstFed Bank by reason of the Company Merger or the Bank Merger.

               (iii) No gain or loss will be recognized by any stockholder of FirstFed upon the exchange of FirstFed
         Common Stock solely for Charter Common Stock in the
         Company Merger.

               (iv) The basis of the Charter Common Stock received by each stockholder of FirstFed who exchanges FirstFed Common Stock for Charter Common Stock in the Company Merger will be the same as the basis of the FirstFed Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Surviving Corporation Common Stock).

               (v) The holding period of the Charter Common Stock received by a stockholder of FirstFed in the Company Merger will include the holding period of the FirstFed Common Stock surrendered in exchange therefore, provided that such shares of FirstFed Common Stock were held as a capital asset by such stockholders at the Company Merger Effective Time.

               (vi) Cash received by a FirstFed shareholder in lieu of a fractional share interest of Charter Common

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

         Stock as part of the Company Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Charter Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the FirstFed stock was a capital asset in such stockholder's hands at the Company Merger Effective
         Time).

          (f) Third Party Consents. All consents or approvals of all persons (other than the Governmental Approvals referenced in Section 4.1(c) herein) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Charter as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree.

          (g) Listing. The shares of Charter Common Stock to be issued in the Company Merger shall have been approved for listing on the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ National Market"), subject to official notice of issuance.

          (h) Accountants' Pooling Letter. Each party shall have received a letter, dated as of the Company Merger Effective Time, from its independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended, if consummated in accordance with this Agreement.

          (i) Affiliates Letters. Each party shall have received from the other party hereto the letter agreements from all affiliates of the other as contemplated in Section 3.6 herein.

          (j) Employment Agreements. There shall exist no impediment or restriction upon the ability of Charter as the Surviving Corporation to enter into the employment agreements and supplemental executive retirement agreements contemplated by
Section 3.13(g) hereof.

     4.2 Conditions to Obligations of Charter. The obligations of Charter to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Charter of the following additional conditions before the Company Merger Effective Time:

          (a) Opinion of Counsel for FirstFed. Charter shall have received the opinions of counsel to FirstFed, dated the date of the Closing, substantially in the form set forth in Exhibit 4.2(a) hereof.

          (b) Accountants' Letter. Charter shall have received from FirstFed's independent auditors the letters referred to in
Section 3.5 hereof.

          (c) No Material Adverse Effect. Between the date of this Agreement and the Closing, FirstFed shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on FirstFed and its Subsidiaries, taken as a whole.

          (d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. (i) The representations and warranties of FirstFed and its subsidiaries shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect, on FirstFed and its Subsidiaries, taken as a whole; (ii) FirstFed and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) FirstFed shall have delivered to Charter a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          (e) No Litigation. Neither FirstFed nor any FirstFed Subsidiary shall be subject to any pending litigation which, if determined adversely to FirstFed or any FirstFed Subsidiary, would have a material adverse effect on FirstFed and its Subsidiaries, taken as a whole.

     4.3 Conditions to Obligations of FirstFed. The obligations of FirstFed to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by FirstFed of the following additional conditions before the Company Merger Effective Time:

          (a) Opinion of Counsel for Charter. FirstFed shall have received the opinions of counsel to Charter, dated the date of the Closing, substantially in the form set forth in Exhibit 4.3(a) hereto.

          (b) Accountant's Letter. FirstFed shall have received from Charter's independent auditors the letters referred to in
Section 3.5 hereof.

          (c) No Material Adverse Effect. Between the date of this Agreement and Closing, Charter shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on Charter and its Subsidiaries, taken as a whole.

          (d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. (i) The representations and warranties of Charter and its Subsidiaries shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Charter and its Subsidiaries, taken as a whole; (ii) Charter and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) Charter shall have delivered to FirstFed a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          (e) Surviving Corporation Common Stock. A certificate for the required number of whole shares of Charter Common Stock, as determined pursuant to Section 1.3 herein, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (f)  No Litigation.  Neither Charter nor any Charter
Subsidiary shall be subject to any pending litigation which, if determined adversely to Charter or any Charter Subsidiary, would have a material adverse effect on Charter and its Charter
Subsidiaries, taken as a whole.

          (g) Rights Agreement. Neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred and the Charter Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

     4.4 Termination of Agreement and Abandonment of Merger. This Agreement, the Company Merger Agreement and the Bank Merger
Agreement may be terminated at any time before the Company Merger
Effective Time, whether before or after approval thereof by the stockholders of Charter or FirstFed, as provided below:

          (a) Mutual Consent. By mutual consent of the parties, evidenced by their written agreement.

          (b) Closing Delay. At the election of either party, evidenced by written notice, if (i) the Closing shall not have occurred on or before May 31, 1996, or such later date as shall have been agreed to in writing by the parties, provided however that the right to terminate under this Section 4.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (ii) any approval or authorization of any governmental entity, the lack of which would result in the failure to satisfy the closing condition set forth in
Section 4.1(c) hereof, shall have been denied by such governmental entity, or such governmental entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to
Section 4.1(c) with respect to, such approval or authorization, or
(iii) the approval of the stockholders of Charter or FirstFed referred to in Section 4.1(a) shall not have been obtained, provided that the electing party is not then in breach of its obligations under Section 3.4 hereof.

          (c) Conditions to Charter Performance Not Met. By Charter upon delivery of written notice of termination to FirstFed if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Charter to effect the Merger set forth in Sections 4.1 and 4.2 and noncompliance is not waived in writing by Charter.

          (d) Conditions to FirstFed Performance Not Met. By FirstFed upon delivery of written notice of termination to Charter if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of FirstFed to effect the Merger set forth in Sections 4.1 and 4.3 and noncompliance is not waived in writing by FirstFed.

          (e) Breach. By either Charter or FirstFed if there has been a material breach of the other party's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given to such breaching party and which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days of receipt of such notice or (ii) 5 days prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party and its Subsidiaries, taken as a whole, or upon consummation of the transactions contemplated by this Agreement.

          (f) Charter Election. By Charter if (i) the Board of Directors of FirstFed shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or shall have withdrawn, modified or changed in a manner adverse to Charter its approval or recommendation of this Agreement, (ii) the Board of Directors of FirstFed shall have authorized FirstFed to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of Charter shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 herein.

          (g) FirstFed Election. By FirstFed if (i) the Board of Directors of Charter shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or withdrawn, modified or changed in a manner adverse to FirstFed its approval or recommendation of this Agreement, (ii) the Board of Directors of Charter shall have authorized Charter to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of FirstFed shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 herein.

                            ARTICLE V
         TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     5.1 Termination; Lack of Survival of Representations and Warranties. In the event of the termination and abandonment of this Agreement pursuant to Section 4.4 hereof, this Agreement shall become void and have no effect, except (i) the provisions of
Section 3.2(b)(vi), Sections 2.7 (No Broker's or Finder's Fees),
3.7 (Publicity), 5.2 (Payment of Expenses) and 7.2 (Confidentiality) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 4.4(c), 4.4(d) or 4.4(e) of this Agreement shall not relieve the breaching party from liability for any uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

     The representations, warranties and agreements set forth in this Agreement shall not survive the Company Merger Effective Time and shall be terminated and extinguished at the Company Merger Effective Time, and from and after the Company Merger Effective Time no party shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, provided however that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Company Merger Effective Time by the Surviving Corporation or Charter Bank or otherwise and
(ii) shall not relieve any party or person for liability for fraud, deception or intentional misrepresentation.

     5.2 Payment of Expenses. Each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that the costs of printing and mailing the Prospectus/Joint Proxy Statement shall be shared equally by the parties.

                            ARTICLE VI
                  CERTAIN POST-MERGER AGREEMENTS

     6.1 Registration of Stock Underlying Stock Options. In order to permit the exercise of options to purchase Charter Common Stock which were originally granted under the FirstFed Option Plans and are to be substituted and assumed by Charter as the Surviving Corporation under the provisions of Section 1.8 hereof, at and after the Company Merger Effective Time the Surviving Corporation shall take all such actions as may be necessary or appropriate in order to carry out fully the provisions of Section 1.8 hereof.

     6.2 Reports to the SEC. Subject to Section 6.6 herein, Charter as the Surviving Corporation shall continue to file all reports and data with the SEC necessary to permit stockholders of Charter and FirstFed who may be deemed affiliates of Charter or FirstFed within the meaning of Rule 145 under the Securities Act to sell the Surviving Corporation Common Stock held or received by them in connection with the Merger pursuant to Rules 144 and 145 under such Act if they would otherwise be so entitled. After the Company Merger Effective Time, the Surviving Corporation will file with the SEC all reports, statements and other materials required by the federal securities laws on a timely basis.

     6.3 Indemnification. (a) Charter as the Surviving Corporation and successor in interest to FirstFed, shall honor and assume the existing Indemnification Agreements between FirstFed and its directors. In addition, from and after the Company Merger Effective Time, Charter as the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Company Merger Effective Time, an officer, director or employee of either Charter or FirstFed or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Charter as the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either Charter or FirstFed or any of their respective Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Company Merger Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Company Merger Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time and under Charter's or FirstFed's governing corporation documents (as the case may be), and Charter as the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.3(a), upon learning of any Claim, shall notify Charter as the Surviving Corporation (but the failure so to notify Charter as the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.3(a) except to the extent such failure materially prejudices Charter as the Surviving Corporation) and shall deliver to Charter as the Surviving Corporation the undertaking, if any, required by applicable law. Charter as the Surviving Corporation shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in Charter's or FirstFed's governing corporation documents (as the case may be), as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Company Merger Effective Time (including, without limitation, the transactions contemplated hereby), shall survive the Company Merger.

          (b) From and after the Company Merger Effective Time, the directors, officers and employees of Charter and FirstFed hereto or any of their respective Subsidiaries who become directors, officers or employees of Charter as the Surviving Corporation or any of its Subsidiaries, except for the indemnification rights provided pursuant to the Indemnification Agreements between FirstFed and its directors and as set forth in paragraph (a) of this Section 6.3, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Charter as the Surviving Corporation and its Subsidiaries are entitled under the provisions of the governing corporation documents of Charter as the Surviving Corporation and its Subsidiaries, as in effect from time to time after the Company Merger Effective Time, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Company Merger Effective Time.

          (c) For a period of six years from and after the Company Merger Effective Time, Charter as the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by FirstFed and the FirstFed Subsidiaries (provided that Charter may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or in the event such coverage is provided through Charter's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Charter's coverage) with respect to claims arising from facts or events which occurred before the Company Merger Effective Time. Following consummation of the Merger, the directors and officers of the Surviving Corporation shall be covered by the directors' and officers' liability insurance maintained by the Surviving Corporation.

          (d) The obligations of Charter as the Surviving Corporation provided under paragraphs (a) (b) and (c) of this
Section 6.3 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Charter as the Surviving Corporation.

     6.4  Directors, Executive Officers and Committees of Surviving
Corporation.

          (a) At the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation shall be fixed at either 16 directors, if the shareholders of Charter at the Charter Stockholders Meeting approve the amendment to Article Seventh of Charter's Restated Certificate of Incorporation increasing the maximum number of directors to 16 persons by the requisite vote, or 14 directors, if such amendment is not approved by the requisite vote, (the "Initial Directors"), one-half of whom in either case shall be selected by the Board of Directors of Charter and one-half of whom shall be selected by the Board of Directors of FirstFed, in each case prior to the Company Merger Effective Time. As soon as practicable, the Boards of Directors of Charter and FirstFed shall each select those persons it is to select who are to serve on the Board of Directors of Charter as the Surviving Corporation. Thereafter, Charter and FirstFed shall agree as to the class and term for each of the persons so selected as a director (it being the intention that to the greatest extent practicable, the Charter and FirstFed directors shall serve in equal number in each of the Surviving Corporation's three classes of directors). Charter and its Board of Directors shall take all necessary corporate action prior to the Company Merger Effective Time to effectuate this agreement of the parties including the election of the designated persons as directors of Charter as the Surviving Corporation, effective at the Company Merger Effective Time, for the agreed upon classes and terms. For a period of four years following the Company Merger Effective Time, Charles J. Koch and Jerome L. Schostak shall serve as the Chairman and Vice Chairman, respectively, of the Board of Directors of Charter as the Surviving Corporation.

          (b) It is the intention of Charter and FirstFed, and their respective Boards of Directors, that until at least the fourth anniversary of the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation (and each of the committees thereof other than the Executive Committee) shall consist of an equal number of persons serving on or representing the Boards of Directors of Charter and FirstFed, respectively, prior to the Company Merger Effective Time. In this regard, if any Initial Director (or successor thereto) does not continue to serve as a director of the Surviving Corporation for any reason whatsoever during such four year period (a "Departing Director"), his/her successor will be the person recommended (i) in the case of a Departing Director who either was a director of Charter prior to the Company Merger Effective Time or was a successor to such a director, by the remaining directors of Charter as the Surviving Corporation who prior to the Company Merger Effective Time served as directors of Charter and, if applicable, any successors to those Charter directors or (ii) in the case of a Departing Director who either was a director of FirstFed prior to the Company Merger Effective Time or was a successor to such a director, by the remaining directors of Charter as the Surviving Corporation who prior to the Company Merger Effective Time served as directors of FirstFed and, if applicable, any successors to those FirstFed directors. Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties and, after the Company Merger Effective Time, Charter's Board of Directors (or committee thereof) will nominate, support the solicitation of proxies in favor of, and otherwise actively use its best efforts to secure the election of directors on a basis consistent with the foregoing.

          (c) For a period of four years following the Company Merger Effective Time, a vote of two-thirds of the entire Board of Directors of the Surviving Corporation shall be necessary to approve (i) any amendment to the Restated Certificate of Incorporation or Bylaws of the Surviving Corporation, (ii) any merger, acquisition, sale of substantially all of its assets or other extraordinary corporate transaction involving the Surviving Corporation, Charter Bank or any other significant financial institution subsidiary of Charter as the Surviving Corporation or
(iii) the dismissal or replacement of any of the executive officers of Charter as the Surviving Corporation or Charter Bank or other significant financial institution subsidiary. Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties. Notwithstanding anything to the contrary herein, amendment to the Restated Certificate of Incorporation or Bylaws of Charter or the Surviving Corporation specifically provided for or contemplated in this Agreement shall require the vote of directors as set forth in Charter's Restated Certificate of Incorporation or Bylaws.

          (d) After the Company Merger Effective Time, those persons who served as directors of either Charter or FirstFed prior to the Company Merger Effective Time and who do not become the Initial Directors shall serve (unless such person determines not to serve) as directors emeriti of Charter as the Surviving Corporation with benefits at least as favorable as those currently provided to directors emeriti of Charter.

          (e) For a period of four years following the Company Merger Effective Time, regularly scheduled meetings of the Board of Directors of Charter as the Surviving Corporation shall be held such that there shall be equal numbers of meetings during any such year at sites as selected by the Initial Directors who were previously directors of Charter (including their successors) and at sites as selected by the Initial Directors who were previously directors of FirstFed (including their successors). Charter and the Surviving Corporation shall take all necessary corporate action, whether prior or subsequent to the Company Merger Effective Time, to effectuate this agreement of the parties.

          (f) It is the intention of the parties that the fees and benefits to be received by the directors of Charter as the Surviving Corporation shall be no less favorable than those currently provided for directors of either Charter or FirstFed, whichever is greater. In addition, the Initial Vice Chairman of the Board of Charter as the Surviving Corporation shall receive compensation in an amount equal to one hundred fifteen percent (115%) of the compensation he is currently receiving as Chairman of FirstFed's executive committees.

          (g) The Executive Officers of the Surviving Corporation following the Company Merger Effective Time shall be: Charles J. Koch - Chairman of the Board, President and Chief Executive Officer; Richard W. Neu - Senior Vice President and Treasurer; John
D. Koch - Senior Vice President; Mark D. Grossi - Senior Vice President; and Robert J. Vana - Chief Corporate Counsel and Secretary.

          (h) For a period of at least four years following the Company Merger Effective Time, the Board of Directors of Charter as the Surviving Corporation shall have a five person Executive Committee and such other committees as the Board shall establish in accordance with Section 141 of the DGCL, Charter's Certificate of Incorporation and the Bylaws. The five members of the Executive Committee shall be Messrs. Charles J. Koch (who shall be the Chairman of the Executive Committee), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu and they shall each serve for a period of four years. The Executive Committee shall not have such power or authority as is specifically excluded to it pursuant to Section 141 of the DGCL. The Executive Committee shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the Board of Directors (or those approved by eighty percent (80%) of the members of the Executive Committee) and to otherwise enable Charter, as the Surviving Corporation, to conduct its business in the normal and regular course consistent with Charter's then current policies, plans, practices and directions. All other determinations by the Executive Committee shall require the affirmative vote of eighty percent (80%) of its members. Prior to the Company Merger Effective Time, Charter and FirstFed shall reasonably agree as to the initial members of each other committee of the Board of Directors of Charter as the Surviving Corporation. Each of such committees (other than the Executive Committee) shall have an even number of members, and at the Company Merger Effective Time and for four years thereafter, one-half of the members of each such other committee shall consist of directors who served as directors of Charter prior to the Company Merger Effective Time (or their successors) and the other half shall consist of directors who served as directors of FirstFed prior to the Company Merger Effective Time (or their successors).

          (i) Notwithstanding anything to the contrary, none of the persons who serve as directors of FirstFed shall be subject to an age restriction relating to service as a director of Charter as the Surviving Corporation and Charter and the Surviving Corporation shall take all necessary corporate action to effectuate this agreement of the parties.

          (j) Those provisions of this Section 6.4 intended to survive the Company Merger Effective Time shall survive the Company Merger Effective Time and remain in effect until the fourth anniversary thereof, terminating thereafter.

     6.5  Directors, Executive Officers and Committees of Charter
Bank.

          (a) Subject to OTS approval if necessary, at the Bank Merger Effective Time, the Board of Directors of Charter Bank shall be fixed at the same number of persons who serve as directors of Charter as the Surviving Corporation, all of whom shall be the same persons who become the Initial Directors of the Surviving
Corporation.   Each such Initial Director shall serve as a director
of Charter Bank subsequent to the Bank Merger Effective Time during the same period each serves as a director of the Surviving Corporation. Charter Bank and its Board of Directors shall take all necessary corporate action prior to the Bank Merger Effective Time to effectuate the election of the designated persons as directors of Charter Bank, effective at the Bank Merger Effective Time, for the agreed upon classes and terms. Following the Bank Merger Effective Time, until the fourth anniversary thereafter, the Board of Directors of Charter Bank shall consist of the same persons who serve as directors of Charter as the Surviving Corporation and any person who becomes a director of Charter as the Surviving Corporation shall become a director of Charter Bank. Committees of Charter Bank following the Bank Merger Effective Time (other than the Executive Committee) shall consist of an equal number of persons who prior to the Bank Merger Effective Time served as directors of Charter Bank and FirstFed Bank, or their successors. Notwithstanding anything to the contrary, none of the persons who serve as directors of FirstFed or FirstFed Bank shall be subject to an age restriction relating to service as a director of Charter Bank and Charter Bank shall take all necessary corporate action to effectuate this agreement of the parties.

          (b) Meetings of Charter Bank's Board of Directors following the Bank Merger Effective Time shall be held at the same dates and sites as the meetings of the Surviving Corporation's
Board of Directors.

          (c) It is the intention of the parties that the fees and benefits to be received by the directors of Charter Bank following the Bank following the Bank Merger shall be no less favorable than those currently provided for directors of either Charter Bank or FirstFed Bank, whichever is greater.

          (d) The Executive Officers of Charter Bank following the Bank Merger Effective Time shall be: Charles J. Koch - Chairman, President and Chief Executive Officer; Richard W. Neu - Executive Vice President - Chief Financial Officer; John D. Koch - Executive Vice President - Chief Lending and Credit Officer; Mark D. Grossi - Executive Vice President - Retail Banking; and Robert J. Vana - Chief Corporate Counsel and Secretary.

          (e) For a period of at least four years following the Bank Merger Effective Time, the Board of Directors of Charter Bank shall have a five person Executive Committee. The five members of the Executive Committee shall be Messrs. Charles J. Koch (who shall be the Chairman of the Executive Committee), Jerome L. Schostak, John D. Koch, Mark D. Grossi and Richard W. Neu and they shall each serve for a period of four years. The Executive Committee shall not have such power or authority as is specifically excluded pursuant to Section 141 of the DGCL. The Executive Committee shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the Board of Directors (or those approved by eighty percent (80%) of the members of the Executive Committee) and to otherwise enable Charter Bank, to conduct its business in the normal and regular course consistent with Charter Bank's then current policies, plans, practices and directions. All other determinations by the Executive Committee shall require the affirmative vote of eighty percent (80%) of its members.

          (f) Those provisions of this Section 6.5 intended to survive the Company Merger Effective Time shall survive the Bank
Merger Effective Time and remain in effect until the fourth anniversary thereof.

     6.6 Publication of Combined Financial Results. The Surviving Corporation shall publish no later than 30 days after the end of the first month which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     6.7 Registration Rights. If, at any time during the three year period following the Company Merger Effective Time, one or more of those Affiliates that have delivered affiliate letters to Charter, as contemplated in Section 3.6 herein, and who have received as a result of the Company Merger in excess of one percent

(1%) of the issued and outstanding shares of Charter Common Stock immediately subsequent to the Closing of the Company Merger, determine to transfer Charter Common Stock received in the Company Merger, then, in such event, Charter shall, upon the written request of such Affiliate making such demand, file with the SEC and with such state securities divisions as are requested on behalf of such Affiliate, as promptly as practicable after receiving such request, an appropriate registration statement under the Securities Act registering such shares of Charter Common Stock and to make its best efforts to have such registration declared effective under the Securities Act and to remain effective for up to six months (with the right of such Affiliate to request from Charter an extension for up to an additional three month period) to facilitate the aforesaid transfer. Charter shall be obligated to make only two
(2) such registrations for all Affiliates. Upon receipt of such written request for registration, Charter shall use all reasonable efforts to notify in writing all other such Affiliates (who have not joined in such request) of such request and invite all such other Affiliates to join in such registration, with respect to the Charter Common Stock received by any other such Affiliate(s) in the Merger. Charter shall be obligated to make this registration at its expense (excluding any underwriting or brokerage commission or discounts, fees and expenses of counsel for such Affiliates and any applicable transfer taxes). Each such Affiliate demanding or joining in such a registration shall provide all information reasonably requested by Charter for inclusion in the registration statement to be filed hereunder. The filing of any registration statement hereunder may be delayed for such period of time, not to exceed 180 days, as may be reasonably required to facilitate any public distribution by Charter of its Common Stock. Charter and such Affiliates making or joining in the demand shall take all action as they shall mutually agree in good faith in order to expedite or facilitate the registration and sale of the shares hereunder, including without limitation filing amendments to the registration statement, cooperating in customary due diligence, providing customary indemnities, printing and distributing prospectuses, and entering into customary underwriting and related agreements.


                           ARTICLE VII
                             GENERAL

     7.1 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any stockholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the stockholders of either party hereto, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Section 1.3 herein without their approval.

     7.2 Confidentiality. All information disclosed by any party to any other party, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to Section 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, all in accordance with the terms of the existing confidentiality agreement between the parties (the
"Confidentiality Agreement").   In the event of the termination of
this Agreement, each party shall use all reasonable efforts to return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirement set forth above.

     7.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     7.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, as follows:

     If to Charter, to
                    Charter One Financial, Inc.
                    1215 Superior Avenue
                    Cleveland, Ohio 44114
                    Attention: Charles J. Koch
                              Chairman of the Board and President

with a copy to:
                    Silver, Freedman & Taff, L.L.P.
                    1100 New York Avenue, N.W.
                    Washington, D.C.  20006
                    Attention: Barry P. Taff, Esquire

     If to FirstFed, to
                    FirstFed Michigan Corporation
                    1001 Woodward Avenue
                    Detroit, Michigan  48226
                    Attention: C. Gene Harling
                              Chairman of the Board and President
with a copy to:
                    Housley Goldberg Kantarian & Bronstein, P.C.
                    1220 19th Street, N.W., Suite 700
                    Washington, D.C.  20036
                    Attention: Harry K. Kantarian, Esquire
or such other address as shall be furnished in writing by either party to the other, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received by the addressee.

     7.5 No Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as contemplated hereby.

     7.6  Headings.  The descriptive headings of the several
Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

     7.8 Construction and Interpretation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     7.9 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 7.1, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Merger, except that the Confidentiality Agreement shall remain in full force and effect as contemplated in Section 7.2 herein and except with respect to the applicable Stock Option Agreement.

     7.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     7.11 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person (other than the parties hereto and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except for those provisions which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, including without limitation, as provided in Sections 1.8, 3.13, 6.1, 6.3, 6.4, 6.5 and 6.7.

     7.12 No Employment Solicitation. If this Agreement is terminated, the parties hereto agree that, for a period of two years subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and (ii) none of the parties will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 7.2 herein.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date set forth above.


CHARTER ONE FINANCIAL, INC.         FIRSTFED MICHIGAN CORPORATION

By:  /S/ CHARLES JOHN KOCH          By:  /S/ C. GENE HARLING
    --------------------------          --------------------------
Name:  Charles John Koch            Name:  C. Gene Harling

Title: President                    Title: CHM/CEO

                                                                 Exhibit A

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated May 31, 1995, between Charter One Financial, Inc., a Delaware corporation ("Issuer"), and FirstFed Michigan Corporation, a Michigan corporation ("Grantee").


                               W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated May 30, 1995 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1.(a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 4,481,589 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $24.75 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $24.75 per share such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2.(a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination
Event:  (i) the Company Merger Effective Time (as defined in the Merger

Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option (including Grantee or any subsequent transferee(s)).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act") other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the Issuer and/or Issuer Subsidiaries;

          (ii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

          (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Grantee such recommendation;

          (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 4.4(e) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home
Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporation power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders. The Rights Amendment, as defined in the Merger Agreement, has been executed by the parties thereto, is in full force and effect and will not be rescinded, amended or terminated without the prior written consent of Grantee. No other amendments will be made to the Rights Agreement (as defined in the Merger Agreement) without the prior written consent of Grantee.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     10.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event,

Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     13. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an Exercise Termination Event Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     20. Except as otherwise expressly provided herein, in the Voting Agreements or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                        CHARTER ONE FINANCIAL, INC.



                                        By:
                                            --------------------------------
                                            President



                                        FIRSTFED MICHIGAN CORPORATION



                                        By:
                                            -------------------------------
                                            President

                                                                 Exhibit B

                           STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated May 31, 1995, between FirstFed Michigan Corporation, a Michigan corporation ("Issuer"), and Charter One Financial, Inc., a Delaware corporation ("Grantee").


                            W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated May 30, 1995 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,724,173 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $26.50 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $26.50 per share such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination
Event:  (i) the Company Merger Effective Time (as defined in the Merger

Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event. The term "Holder" shall mean the holder or holders of the Option (including Grantee or any subsequent transferee(s)).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act") other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

          (ii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which any Excluded Person is a member, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

          (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Grantee such recommendation;

          (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to Section 4.4(e) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At each closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home
Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements, for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9.  Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporation power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     10.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     13. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an

Exercise Termination Event Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     20. Except as otherwise expressly provided herein, in the Voting Agreement or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     20. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                   FIRSTFED MICHIGAN CORPORATION



                                   By:
                                       -------------------------------------
                                       President



                                   CHARTER ONE FINANCIAL, INC.



                                   By:
                                       ------------------------------------
                                       President

                                                                 Exhibit C


                              VOTING AGREEMENT


     This Voting Agreement dated as of May 30, 1995, is entered into between Charter One Financial, Inc. ("Charter"), and the undersigned stockholder ("Stockholder") of FirstFed Michigan Corporation ("FirstFed").

                            W I T N E S S E T H:

     WHEREAS, FirstFed and Charter have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the combination of FirstFed and Charter by means of mergers between FirstFed and Charter and between First Federal of Michigan, a subsidiary of FirstFed, and Charter One Bank, F.S.B., a subsidiary of Charter (the "Merger"); and

     WHEREAS, Charter is willing to expend the substantial time, effort and expense necessary to implement the Merger only if Stockholder enters into this Voting Agreement; and

     WHEREAS, the Stockholder believes that the Merger is in his/her best interest and the best interest of FirstFed;

     NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

     1. Voting Agreement - Stockholder shall vote, or cause to be voted, all of the shares of common stock, par value $.01 per share, of FirstFed ("FirstFed Stock") he/she now or hereafter owns and over which he/she now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Merger at the meeting of stockholders of FirstFed to be called for the purpose of approving the Merger (the "Meeting"); provided, however, that the Stockholder shall have no obligation to vote his/her shares of FirstFed Stock in favor of the Merger in the event that the Board of Directors of FirstFed is not recommending approval of the Merger at the time of the Meeting as permitted by Section 3.4 of the Agreement.

     2. No Competing Transaction - Stockholder shall not vote any of his/her shares of FirstFed Stock in favor of any other merger or sale of all or substantially all the assets of FirstFed to any person other than Charter or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of FirstFed and Charter, whichever comes first.

     3. Transfers Subject to Agreement - Stockholder shall not transfer any of his/her shares of FirstFed Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Charter; provided that this restriction on transfer shall not apply to sales or transfers by Stockholder in ordinary open market or brokerage sales of the FirstFed Stock.

     4. No Ownership Interest - Nothing contained in this Voting Agreement shall be deemed to vest in Charter any direct or indirect ownership or incidents of ownership of or with respect to any shares of FirstFed Stock. All rights, ownership and economic benefits of and relating to the shares of FirstFed Stock shall remain and belong to Stockholder and Charter shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of FirstFed or exercise any power or authority to direct Stockholder in the voting of any of his/her shares of FirstFed Stock, except as otherwise expressly provided herein, or the performance of his/her duties or responsibilities as a director of FirstFed.

     5. Documents Delivered - Stockholder acknowledges having reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Charter filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Charter delivered the following such documents to
FirstFed:

          (a) Charter's Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) Charter's proxy statement for its 1995 Annual Meeting of Stockholders; and

          (c) Charter's Annual Report to Stockholders for the year ended December 31, 1994;

     6. Amendment and Modification - This Voting Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Charter.

     7. Entire Agreement - This Voting Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein; other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among FirstFed and the Stockholder concerning the Merger, disposition or control of the stock of FirstFed.

     8. Severability - The parties agree that if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     9. Counterparts - This Voting Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same investment.

     10. Governing Law - The validity, construction enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Delaware.

     11. Headings - The headings for the paragraphs of this Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

     12. Termination - This Voting Agreement shall terminate upon the consummation of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of FirstFed and Charter, whichever comes first.

     13. Successors - This Voting Agreement shall be binding upon and inure to the benefit of Charter and its successors, and Stockholder, such Stockholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This Voting Agreement may be assigned by Charter only to an affiliate of Charter.


                                    CHARTER ONE FINANCIAL, INC.





                                   By:
                                       -------------------------------------






                                   STOCKHOLDER




                                   -----------------------------------------

                                                                 Exhibit D


                               VOTING AGREEMENT


     This Voting Agreement dated as of May 30, 1995, is entered into between FirstFed Michigan Corporation ("FirstFed"), and the undersigned stockholder ("Stockholder") of Charter One Financial, Inc. ("Charter").

                            W I T N E S S E T H:

     WHEREAS, Charter and FirstFed have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the combination of Charter and FirstFed by means of mergers between Charter and FirstFed and between Charter One Bank, F.S.B., a subsidiary of Charter, and First Federal of Michigan, a subsidiary of FirstFed (the "Merger"); and

     WHEREAS, FirstFed is willing to expend the substantial time, effort and expense necessary to implement the Merger only if Stockholder enters into this Voting Agreement; and

     WHEREAS, the Stockholder believes that the Merger is in his/her best interest and the best interest of Charter;

     NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

     1. Voting Agreement - Stockholder shall vote, or cause to be voted, all of the shares of common stock, par value $.01 per share, of Charter ("Charter Stock") he/she now or hereafter owns and over which he/she now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Merger at the meeting of stockholders of Charter to be called for the purpose of approving the Merger (the "Meeting"); provided, however, that the Stockholder shall have no obligation to vote his/her shares of Charter Stock in favor of the Merger in the event that the Board of Directors of Charter is not recommending approval of the Merger at the time of the Meeting as permitted by Section 3.4 of the Agreement.

     2. No Competing Transaction - Stockholder shall not vote any of his/her shares of Charter Stock in favor of any other merger or sale of all or substantially all the assets of Charter to any person other than FirstFed or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Charter and FirstFed, whichever comes first.

     3. Transfers Subject to Agreement - Stockholder shall not transfer any of his/her shares of Charter Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to FirstFed; provided that this restriction on transfer shall not apply to sales or transfers by Stockholder in ordinary open market or brokerage sales of the Charter Stock.

     4. No Ownership Interest - Nothing contained in this Voting Agreement shall be deemed to vest in FirstFed any direct or indirect ownership or incidents of ownership of or with respect to any shares of Charter Stock.
All rights, ownership and economic benefits of and relating to the shares of Charter Stock shall remain and belong to Stockholder and FirstFed shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Charter or exercise any power or authority to direct Stockholder in the voting of any of his/her shares of Charter Stock, except as otherwise expressly provided herein, or the performance of his/her duties or responsibilities as a director of Charter.

     5. Documents Delivered - Stockholder acknowledges having reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to FirstFed filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that FirstFed delivered the following such documents to
Charter:

          (a) FirstFed's Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) FirstFed's proxy statement for its 1995 Annual Meeting of Stockholders; and

          (c) FirstFed's Annual Report to Stockholders for the year ended December 31, 1994;

     6. Amendment and Modification - This Voting Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and FirstFed.

     7. Entire Agreement - This Voting Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein; other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Charter and the Stockholder concerning the Merger, disposition or control of the stock of Charter.

     8. Severability - The parties agree that if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     9. Counterparts - This Voting Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same investment.

     10. Governing Law - The validity, construction enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Delaware.

     11. Headings - The headings for the paragraphs of this Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

     12. Termination - This Voting Agreement shall terminate upon the consummation of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Charter and FirstFed, whichever comes first.

     13. Successors - This Voting Agreement shall be binding upon and inure to the benefit of FirstFed and its successors, and Stockholder, such Stockholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This Voting Agreement may be assigned by FirstFed only to an affiliate of FirstFed.


                                   FIRSTFED MICHIGAN CORPORATION





                                   By:
                                       ------------------------------------






                                   STOCKHOLDER




                                   ----------------------------------------

                                                 Exhibit 1.1(a)





                         PLAN OF MERGER

                               OF

                    FIRST FEDERAL OF MICHIGAN

                              INTO

                    CHARTER ONE BANK, F.S.B.



     PLAN OF MERGER, dated as of the 30th day of May, 1995 by and between Charter One Bank, F.S.B., a savings bank chartered under the laws of the United States of America (the "Bank" or the "Resulting Association"), and First Federal of Michigan, a savings association chartered under the laws of the United States of America ("First Federal"), such institutions being sometimes hereinafter called the "Constituent Associations" or, individually, "Constituent Association".


                           WITNESSETH:

     WHEREAS, all of the outstanding capital stock of the Bank is owned directly or indirectly by Charter One Financial, Inc.
("Charter");

     WHEREAS, Charter, parent corporation of the Bank, and FirstFed Michigan Corporation ("FirstFed"), parent corporation of First Federal, have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which, following the merger of FirstFed with and into Charter, First Federal shall be merged with and into the Bank.

     WHEREAS, the Boards of Directors of the Bank and First Federal each believe that it is in the best interests of the institutions and their stockholders to merge the Bank and First Federal into a single federally chartered savings bank in order that (i) the merged institution may operate with an improved competitive position and operating efficiency and (ii) the parent company of the Bank, Charter, will retain the advantage of a unitary savings and loan holding company status.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said merger and mode of carrying the same into effect, the Bank and First Federal have agreed and do hereby agree and covenant as follows:

     1. Plan of Merger: The merger provided for herein shall be effected as follows:

          (a) The execution and delivery of this Agreement by the Bank and First Federal shall have been duly approved by at least a two-thirds (2/3) vote of the Board of Directors of the Bank and First Federal, respectively.

          (b) The Office of Thrift Supervision or any successor thereto ("OTS") shall have approved the merger.

          (c) The merger shall be approved by the shareholder of the Bank and by the shareholder of First Federal.

          (d) Thereupon First Federal shall be merged with and into the Bank.

     2. Effect of Merger. When this Plan of Merger shall become effective in accordance with the laws and regulations of the United States of America:

          (a) The separate existence of First Federal shall cease and First Federal shall be merged into the Bank, which shall be the savings bank resulting from the merger and shall continue its existence under the name "Charter One Bank, F.S.B." The date on which such merger becomes effective is hereinafter called the "Effective Time".

          (b) The Charter and Bylaws of the Bank, as then in effect, shall be amended to conform to the agreements of Charter and FirstFed as reflected in Section 6.5 of the Merger Agreement and such Charter and Bylaws, as so amended, shall be the Charter and Bylaws of the Resulting Association and may thereafter be amended in accordance with applicable law.

          (c) The Directors of the Resulting Association from and after the Effective Time shall be either sixteen (16) or fourteen
(14) in number, to be determined in accordance with Sections 6.4 and 6.5 of the Merger Agreement, and shall be those persons whose name, residence address and terms of office are identified in
Exhibit 1 hereto. The directors of the Bank following the Effective Time shall be elected in accordance with the procedures set forth in Section 6.5 of the Merger Agreement and committees thereof shall be as provided in such Section 6.5. Notwithstanding anything to the contrary, none of the persons who serve as directors of First Federal shall be subject to an age restriction relating to service as a director of the Bank and the Bank shall take all necessary corporate action to effectuate this agreement of the parties. Meetings of the Bank's Board of Directors following the Effective Time shall be held at the same dates and sites as the meetings of Charter's Board of Directors, as is contemplated in
Section 6.4 of the Merger Agreement.  Those provisions of this
Section 2(c) intended to survive the Effective Time shall survive the Effective Time and remain in effect until the fourth anniversary thereof.

          (d) The executive officers of the Bank following the Effective Time shall be Charles J. Koch - Chairman, President and Chief Executive Officer; Richard W. Neu - Executive Vice President
- - Chief Financial Officer; John D. Koch - Executive Vice President
- - Chief Lending and Credit Officer; Mark D. Grossi - Executive Vice President - Retail Banking; and Robert J. Vana - Chief Corporate Counsel and Secretary.

          (e) All savings accounts of First Federal shall be and become savings accounts in the Resulting Association without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of First Federal shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Association thereafter, as if it had been a savings account of the Resulting Association at the time said savings account was opened in First Federal and at all times thereafter until such account ceases to be a savings account of the Resulting Association. Appropriate evidence of savings account ownership interest in the Resulting Association shall be provided, as necessary, after consummation of the merger by the Resulting Association to each savings account holder of First Federal.

          (f) All savings accounts of the Bank prior to consummation of the merger shall continue to be savings accounts in the Resulting Association after consummation of the merger without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

          (g) All of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by either the Bank or First Federal, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Association which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Bank and First Federal immediately prior to the consummation of the merger. The Resulting Association shall be deemed to be and shall be a continuation of the entity and identity both of the Bank and of First Federal and the rights and obligations of the Bank and of First Federal shall remain unimpaired; and the Resulting Association, upon the consummation of the merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

          (h) The main office of the Bank at 1215 Superior Avenue, Cleveland, Ohio, shall be the main office of the Resulting
Association and branch offices thereof will be located at the locations set forth in Exhibit 2 hereof.

          (i) The liquidation account of First Federal as in effect as of the Effective Time shall be assumed in full by the Resulting Association.

     3.   Disposition of Shares:

          (a) All of the shares of First Federal capital stock issued and outstanding on the Effective Time, and all rights in respect thereof, shall be cancelled.

          (b) The shares of capital stock of the Bank outstanding immediately prior to consummation of the merger shall constitute the only outstanding shares of capital stock of the Resulting
Association following consummation of the merger.

     4. Effective Time of Merger. The merger provided for herein shall become effective on the date of endorsement of the Articles of Combination by the Secretary of the OTS (the "Effective Time"). The merger shall not be effective unless and until approved by the OTS. The merger shall also not be effective until after the effective time of the merger of FirstFed with and into Charter as set forth in the Merger Agreement by and between FirstFed and Charter.

     5. Action by Shareholders: The shareholders of the Bank and First Federal, respectively, shall take appropriate action to vote to approve this Plan of Merger.

     6. Condition of Closing: The obligations of the parties hereto to consummate the transactions contemplated herein shall be subject to approval by the OTS and fulfillment or wavier (as may be applicable) of the conditions set forth in Article IV of the Merger Agreement.

     7. Amendment: This Agreement may be amended or modified at any time by a written instrument signed by the Bank and First
Federal.

     8. Paragraph Headings: The paragraph headings in this Plan of Merger are for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     9. Governing Law: This Plan of Merger shall be governed by the laws of the State of Ohio, except to the extent federal law governs.

     10. Termination. This Plan of Merger shall automatically terminate without any further action of the parties hereto upon termination of the Merger Agreement.

     11. Miscellaneous: This Plan of Merger may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.


FIRST FEDERAL OF MICHIGAN          CHARTER ONE BANK, F.S.B.



By:                                By:
   ---------------------------        ---------------------------
Name:                              Name:
Title:                             Title:



By:                                By:
   ---------------------------        ---------------------------
Name:                              Name:
Title:  Secretary                  Title:  Secretary

                                                  Exhibit 2.10(c)

                  AMENDMENT TO RIGHTS AGREEMENT
                  -----------------------------


          AMENDMENT, dated as of May 26, 1995 to the Rights

Agreement, dated as of November 20, 1989 (the "Rights Agreement"),

between Charter One Financial, Inc., a Delaware corporation (the

"Company"), and The First National Bank of Boston, as Rights Agent

(the "Rights Agent").


                        W I T N E S E T H:


          WHEREAS, the Company and the Rights Agent have heretofore

executed and entered into the Rights Agreement; and

          WHEREAS, no Distribution Date (as defined in the Rights

Agreement) has occurred; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement,

the Company may from time to time supplement or amend the Rights

Agreement in accordance with the provisions of Section 27 thereof;

and

          WHEREAS, it is proposed that the Company enter into an

Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), substantially in the form set forth in Exhibit A to this Amendment, between the Company and FirstFed Michigan Corporation ("FirstFed"), as the same may be amended from time to time (all capitalized terms used in this

Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and

          WHEREAS, it is proposed that the Company enter into a

Stock Option Agreement (as it may be amended or supplemented from time to time, the "Option Agreement"), substantially in the form set forth in Exhibit B to this Amendment, between the Company and

FirstFed, as the same may be amended from time to time; and

          WHEREAS, it is proposed that each member of the Board of

Directors of the Company enter into a Voting Agreement (as it may be amended or supplemental from time to time, the "Voting

Agreements"), substantially in the form set forth in Exhibit C to this Amendment, between the members of the Board of Directors of the Company and FirstFed, as the same may be amended from time to time; and

          WHEREAS, the Board of Directors has determined that the

merger and the other transactions contemplated by the Merger

Agreement, the Option Agreement and the Voting Agreements are fair to and in the best interests of the Company and its shareholders;

and

          WHEREAS, the Board of Directors has determined that it is

in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement, the Option

Agreement, the Voting Agreements and the transactions contemplated thereby (including, without limitation, the option granted by the

Company pursuant to the Option Agreement and the agreement of the members of the Board of Directors of the Company to vote in favor of the Merger Agreement pursuant to the Voting Agreements) from the application of the Rights Agreement; and

          WHEREAS, the Board of Directors of the Company has

approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

          NOW, THEREFORE, the Company hereby amends the Rights

Agreement as follows:

          1.     Section 1(a) of the Rights Agreement is hereby

modified and amended by deleting the percentage 10% wherever it appears and substituting the percentage 20%.

          2.     Section 1(a) of the Rights Agreement is hereby

further modified and amended by adding the following proviso at the end thereof:

               "; provided, further, that neither
               FirstFed Michigan Corporation, a
               Michigan corporation ("FirstFed"),
               nor any of its subsidiaries, nor any
               other Person, shall be deemed to be
               an Acquiring Person by virtue of the
               Agreement and Plan of Merger (as it
               may be amended or supplemented from
               time to time, the "Merger
               Agreement"), to be entered into on
               or about May 30, 1995 between the
               Company and FirstFed, the Stock
               Option Agreement (as it may be
               amended or supplemented from time to
               time, the "Option Agreement") to be
               entered into on or about May 31,
               1995 between the Company and
               FirstFed, the Voting Agreements (as
               they may be amended or supplemented
               from time to time, the "Voting
               Agreements") to be entered into on
               or about May 30, 1995 between the
               members of the Board of Directors of
               the Company and FirstFed, or by
               virtue of any of the transactions
               contemplated by the Merger
               Agreement, the Option Agreement and
               the Voting Agreements.  Without
               limiting the foregoing, neither
               FirstFed nor any of its
               subsidiaries, nor with respect to
               clauses (ii)-(v) below, any other
               Person, shall be deemed to be an
               Acquiring Person by virtue of the
               fact that FirstFed or its permitted
               transferee is the Beneficial Owner
               solely of Common Stock of the
               Company (i) of which FirstFed or
               such subsidiary was the Beneficial
               Owner on May 26, 1995, (ii) acquired
               or acquirable pursuant to the grant
               or exercise of the option granted
               pursuant to the Option Agreement,
               (iii) acquired or acquirable
               pursuant to the Voting Agreements,
               (iv) held directly or indirectly in
               trust accounts, managed accounts and
               the like or otherwise held in a
               fiduciary capacity for third parties
               and (v) held in respect of a debt
               previously contracted; and provided
               further, however, that in the event
               that FirstFed or any of its
               subsidiaries acquires beneficial
               ownership of any shares of Common
               Stock other than the shares
               described in clauses (i)-(v) above
               ("Subsequently Acquires Shares"),
               then the shares described in clauses
               (i)-(iii) above, together with such
               Subsequently Acquired Shares, shall
               be considered in determining whether
               FirstFed or any of its subsidiaries
               shall have become an Acquiring
               Person."


          3.   Section 24(a)(ii) of the Rights Agreement is hereby

modified and amended by deleting the percentage 10% wherever it appears and substituting the percentage 20%.

          4.   Section 30 of the Rights Agreement is hereby

modified and amended to add the following sentence at the end thereof:

               "Nothing in this Agreement shall be
               construed to give any holder of
               Rights or any other Person any legal
               or equitable rights, remedy or claim
               under this Agreement in connection
               with any transactions contemplated
               by the Merger Agreement, the Option
               Agreement or the Voting Agreements."

          5.     This Amendment shall be effective immediately upon

its execution and the Rights Agreement shall continue in full force and effect as amended hereby.

          6.  This Amendment may be executed in counterparts.

          IN WITNESS WHEREOF, this Amendment has been duly executed

by the Company and the Rights Agent as of the day and year first written above.



                              CHARTER ONE FINANCIAL, INC.


                                   /s/ ROBERT J. VANA
                              -----------------------------------
                              By:  Robert J. Vana, Secretary


                              THE FIRST NATIONAL BANK OF BOSTON
                                        as Rights Agent




                                  /s/ COLLEEN H. SHEA
                              ------------------------------------
                              By: Colleen H. Shea
                                  ADMINISTRATION MANAGER